Exhibit 4.1

OFFICE DEPOT, INC.

as Issuer,

and the Guarantors named herein

9.75% Senior Secured Notes due 2019

INDENTURE

Dated as of March 14, 2012

U.S. Bank National Association,

as Trustee

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Appendix A	–	Provisions Relating to Original Notes and Additional Notes

EXHIBIT INDEX

Exhibit A	–	Form of Original Note
Exhibit B	–	Form of Supplemental Indenture
Exhibit C	–	Form of Notation of Guarantee
Exhibit D	–	Form of Certificate of Transfer
Exhibit E	–	Form of Certificate of Exchange

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INDENTURE dated as of March 14, 2012 among OFFICE DEPOT, INC., a Delaware corporation (“Office Depot” or the “Company”), the Guarantors (as defined herein) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (a) $250.0 million aggregate principal amount of the Company’s 9.75% Senior Secured Notes due 2019 issued on the date hereof in the form of Exhibit A (the “Original Notes”) and (b) any Additional Notes (as defined herein) that may be issued after the date hereof in the form of Exhibit A (all such securities in clauses (a) and (b) being referred to collectively as the “ Notes”).

ARTICLE ONE

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“6.25% Notes” means the Company’s 6.250% Senior Notes due 2013.

“ABL Collateral” means all of Office Depot’s and the Guarantors’ now owned or hereafter acquired right, title and interest in:

(a)	All accounts (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state);

(b)	“inventory” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state);

(c)	“deposit accounts” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state) (other than the Collateral Proceeds Account);

(d)	cash and Cash Equivalents other than Collateral Proceeds Accounts;

(e)	notes evidencing Indebtedness owing to Office Depot or any Guarantor;

(f)	intercompany loan rights relating to the right of Office Depot or the Guarantors to receive payment in respect of any loan or advance made by Office Depot or such Guarantor to Office Depot or any Subsidiary;

(g)	“general intangibles” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state), “chattel paper” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state), “documents” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state), “securities accounts” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state) or “instruments” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state), in each case, pertaining to the foregoing;

(h)	books and “records” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state), customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, in each case, to the extent evidencing or relating to any of the foregoing; and

(i)	all substitutions, replacements, accessions, products, “supporting obligations” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state) and “proceeds” (as defined in Article 9 of the New York Uniform Commercial Code or the Uniform Commercial Code of any other state) (including, without limitation, insurance proceeds, licenses, letter of credit rights, royalties, income, payments, claims, damages and proceeds of suit) of all or any of or to any of the foregoing; provided that in no event shall ABL Collateral include any equipment, intellectual property, real estate, Equity Interests of any Subsidiary of Office Depot or any of the Guarantors, or any proceeds in respect of Notes Collateral or any Net Proceeds from a Sale of Notes Collateral to the extent that such proceeds (i) have been (or should have been) deposited in the Collateral Proceeds Account in accordance with the provisions of the Priority Lien Documents until such time as such Net Proceeds are released therefrom in accordance with the terms of the Indenture, (ii) arise from the disposition of Notes Collateral resulting from an enforcement action taken by the Collateral Trustee or holders of the Priority Lien Debt permitted by the Intercreditor Agreement or (iii) were identified by notice from the Collateral Trustee to the ABL Collateral Agent after the occurrence of an Event of Default under any Priority Lien Document or were received after the commencement of any Insolvency Proceeding; (provided that nothing in this clause (iii) shall be deemed to create any affirmative obligation of the Collateral Trustee);

except to the extent that any item of property included in clauses (a) through (g) of this definition constitutes an Excluded Asset.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A., as collateral agent under the ABL Credit Facility, together with any other collateral agent, collateral trustee or other representative of lenders or holders of ABL Debt Obligations that becomes party to the Intercreditor Agreement upon the refinancing or replacement of the ABL Credit Facility, or any successor representative acting in such capacity.

“ABL Credit Facility” means that certain amended and restated credit agreement, dated as of May 25, 2011, by and among Office Depot, Inc., Office Depot International (UK) Ltd., Office Depot UK Ltd., Office Depot International B.V., Office Depot B.V., Office Depot Finance B.V., OD International (Luxembourg) Finance S.á.r.l. and Viking Finance (Ireland) Ltd., as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders named therein, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions (whether as agents or lenders) or otherwise.

“ABL Debt” means Indebtedness and other obligations outstanding under the ABL Credit Facility on the date of this Indenture or incurred from time to time after the date of this Indenture under the ABL Credit Facility in accordance with the terms of this Indenture.

“ABL Debt Documents” means the ABL Credit Facility, any additional credit agreement, indenture or other agreement pursuant to which any ABL Debt Obligations are incurred and the security or other loan documents, notes, Guarantees, instruments and agreements related thereto.

“ABL Debt Obligations” means ABL Debt and all other Obligations in connection with the ABL Credit Facility, including:

(1)	additional Obligations of the Company or any Restricted Subsidiary relating to any cash management services or treasury management services, including, without limitation, commercial credit cards, stored value cards, controlled disbursement, automated clearinghouse transactions, return items and drafts and interstate depositary network services provided to the Company or any Restricted Subsidiary by any agent or lender or Affiliate thereof even if the respective lender subsequently ceases to be a lender under the ABL Credit Facility (together with successors and assigns); and

(2)	Hedging Obligations of the Company or any Restricted Subsidiary relating to hedging agreements with any agent or lender or Affiliate thereof even if the respective lender subsequently ceases to be a lender under the ABL Credit Facility (together with successors and assigns) and other Hedging Obligations incurred to hedge or manage interest rate risk; provided that, in the case of any such other Hedging Obligations:

(a)	such Hedging Obligations, in addition to any additional collateral arrangements which may be applicable, are secured by a Lien on all of the assets and properties that secure additional notes under an additional indenture or Indebtedness under a Credit Facility in respect of which such Hedging Obligations are incurred;

(b)	such Lien is senior to or on a parity with the Liens securing additional notes under such additional indenture or such Indebtedness under such Credit Facility in respect of which such Hedging Obligations are incurred; and

(c)	such Hedging Obligations are governed by an agreement that includes a Lien Sharing and Priority Confirmation.

“ABL Lien Cap” means, as of any date of determination, the amount set forth in Section 4.03(b)(i).

“ABL Obligations Payment Date” means the first date on which (a) the ABL Debt Obligations (other than those that constitute unasserted contingent obligations) have been paid in cash in full (or cash collateralized or defeased in accordance with the terms of the ABL Debt Documents), (b) all commitments to extend credit under the ABL Debt Documents have been terminated, and (c) there are no outstanding letters of credit or similar instruments issued under the ABL Debt Documents (other than such as have been cash collateralized, backstopped or defeased in accordance with the terms of the ABL Debt Documents).

“Account” means, without duplication, an “account” as such term is defined in Article 9 of the New York Uniform Commercial Code, as applicable, or the Uniform Commercial Code of any other state.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Debtholders” means, as to any matter at any time prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the Required Priority Lien Debtholders. For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, Office Depot or any Affiliate of Office Depot will be deemed not to be outstanding, and (b) votes will be determined in accordance with Section 7.2 of the Collateral Trust Agreement.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Original Notes) issued under this Indenture in accordance with Section 2.01 as part of the same series as the Original Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to any Note on any date fixed for redemption, the greater of:

(1)	1.0% of the principal amount of the Note, and

(2)	the excess of:

(a) the present value at such date fixed for redemption of (i) the redemption price of the Note at March 15, 2016 (such redemption price being set forth in the table appearing in Section 3.01), plus (ii) all remaining required interest payments due on the Note through March 15, 2016 (excluding accrued but unpaid interest to the date fixed for redemption), computed using a discount rate equal to the Treasury Rate as of such date fixed for redemption plus 50 basis points; over

(b) the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary, in each case to the extent applicable to such transaction and as in effect from time to time.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or used, obsolete, worn out, damaged, surplus or fully depreciated property or equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described in Section 5.01 or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described in Section 4.04;

(d)	any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which property or assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e)	any disposition of property or assets by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f)	sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g)	sales or leases of inventory, equipment, accounts receivable or other current assets in the ordinary course of business;

(h)	an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary of the Company;

(i)	any disposition deemed to occur with creating or granting a Lien not otherwise prohibited by this Indenture;

(j)	the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(k)	any issuance of employee stock options or stock awards pursuant to benefit plans of the Company or any of its Restricted Subsidiaries;

(l)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(n)	the grant in the ordinary course of business of any license of patents, trademarks, registrations, therefor and other similar intellectual property, or the license, leasing or subleasing of other property in the ordinary course of business;

(o)	any sale, transfer or other disposition of an Investment in a joint venture to the extent required by or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture and similar agreements;

(p)	the unwinding of any Hedging Obligations in the ordinary course of business;

(q)	the lapse or abandonment in the ordinary course of business of any registrations or application for registration of any patents, trademarks, copyrights and other intellectual property rights not necessary in the conduct of the business of the Company and its Restricted Subsidiaries;

(r)	any involuntary condemnation, seizure or taking by exercise of the power of eminent domain or otherwise, or confiscation or requisition or use of such property;

(s)	sale of any Foreign Joint Venture; and

(t)	the sale of Designated Assets.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code or any similar U.S. federal or state law for the relief of debtors.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion, exchange or exercise of rights under other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns,” “beneficially owned” and “beneficial ownership” shall have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board, managers or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 75% of the face amount of all accounts receivable, including credit card receivables owned by the Company and its Restricted Subsidiaries (excluding accounts receivable and related assets sold, conveyed or otherwise transferred to a Receivables Subsidiary in connection with a Qualified Receivables Financing); plus

(2) 50% of the inventory, including letters of credit relating to inventory owned by the Company and its Restricted Subsidiaries.

in each case calculated on a consolidated basis and in accordance with GAAP, and in each case, as reflected on the most recent balance sheet for the most recent fiscal quarter (or if available, the most recent month) preceding such date and after giving effect on a pro forma basis to any asset sales or other dispositions or acquisitions, as the case may be, in the manner described under “Fixed Charge Coverage Ratio” below.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a designated place of payment are authorized by law, regulation or executive order to remain closed.

“Calculation Date” has the meaning set forth below in the definition of “Fixed Charge Coverage Ratio.”

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated and whether voting or non-voting) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“Cash Equivalents” means:

(1)	U.S. Dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)	certificates of deposit, time deposits, money market deposits, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) of this definition;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-1” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) of this definition;

(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with final maturities not exceeding two years from the date of acquisition;

(8)	Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s, in each case with maturities not exceeding two years from the date of acquisition;

(9)	in the case of any Foreign Subsidiary:

(a)	direct obligations of the sovereign nation, or any agency thereof, in which such Foreign Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof;

(b)	investments of the type and maturity described in clauses (1) through (8) of this definition of foreign obligors, which investments or obligors, or the direct or indirect parents of such obligors, have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; or

(c)	investments of the type and maturity described in clauses (1) through (8) of this definition of foreign obligors, or the direct or indirect parents of such obligors, which investments or obligors, or the direct or indirect parents of such obligors, are not rated as provided in such clauses or in clause (b) above but which are, in the reasonable judgment of the Company, comparable in investment quality to such investments and obligors, or the direct or indirect parent of such obligors; and

(10)	money market funds that comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, as amended.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person; or

(2)	the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership of more than 50% of the total voting power of the Voting Equity Interests of the Company or any direct or indirect parent of the Company; or

(3)	individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company, as the case may be, was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

“Class” means, in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Collateral” means the Notes Collateral and the ABL Collateral.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the date of this Indenture, among the Company, the Guarantors from time to time party thereto, the Trustee, the other Secured Debt Representatives from time to time party thereto and the Collateral Trustee, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Collateral Trustee” means U.S. Bank National Association, in its capacity as collateral trustee under the Collateral Trust Agreement, together with its successors in such capacity.

“Company” has the meaning assigned to it in the preamble to this Indenture, until a successor replaces it pursuant to a transaction permitted by Section 5.01 and thereafter means the successor.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries; minus

(4)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary thereof in respect of such period;

(2)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.04(a), the Net Income for such period of any Restricted Subsidiary (other any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived;

(3)	the cumulative effect of a change in accounting principles shall be excluded;

(4)	any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred under this Indenture (in each case, whether or not successful), in each case, shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded; and

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means one or more debt facilities (including, without limitation, the ABL Credit Facility), commercial paper facilities, note purchase agreements or indentures, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04(a) as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Assets” means the buildings located at 299 Mishawum Road, Woburn, MA 01801 and 1995 Nesconset Highway, Lake Grove, NY 11755.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Discharge of ABL Debt Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute ABL Debt;

(2) payment in full in cash of the principal of, and interest, fees and premium, if any, on all ABL Debt (other than any undrawn letters of credit), other than from the proceeds of an incurrence of ABL Debt;

(3)(i) cash collateralization (at the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable ABL Debt Document) or other discharge or collateral support satisfactory to the issuing lender thereof of all outstanding letters of credit constituting ABL Debt Obligations and (ii) the termination or expiration of all commitments to issue letters of credit that would constitute ABL Debt Obligations; and

(4) payment in full in cash of all other ABL Debt Obligations that are outstanding and unpaid at the time the ABL Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	payment in full in cash of the principal of, and interest and premium, if any, on, all Priority Lien Debt (other than any undrawn letters of credit), other than from the proceeds of an incurrence of Priority Lien Debt;

(3)	discharge or cash collateralization (or other collateral support satisfactory to the issuing lender thereof) (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)	payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Senior Obligations” means the Discharge of ABL Debt Obligations and the Discharge of

Priority Lien Obligations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described in Section 4.04.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

“DTC” means the Depository Trust Company, its nominees and their respective successors.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Depreciation and Amortization Expense; plus

(4)	any other non-cash items (including, without limitation, equity based compensation expense and excluding any items outside of the normal course of business which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, or an accrual of, or cash reserve for, anticipated cash charges in a future period).

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1)

will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Priority Lien Debt within that Class, for the account of the holders of such Series of Priority Lien Debt, ratably in proportion to the principal of, and interest and premium (if any) and reim-

bursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on, each outstanding Series of Priority Lien Debt within that Class when the allocation or distribution is made, and thereafter; and

(2)	will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Priority Lien Debt within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock of the Company or any direct or indirect parent of the Company, as applicable, other than Disqualified Stock, and other than public offerings with respect to the Company’s or such direct or indirect parent company’s common stock registered on Form S-8.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(1)	any property or asset to the extent that the grant of a Lien under the Security Documents in such property or asset is prohibited by applicable law or requires any consent of any governmental authority not obtained pursuant to applicable law; provided that such property or asset will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result;

(2)	any lease, license, contract or agreement to which the Company or any Guarantor is a party or any of its rights or interests thereunder only to the extent and only for so long as the grant of a Lien under the Security Documents will constitute or result in a breach, termination or default under or requires any consent not obtained under any such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that such lease, license, contract or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result;

(3)	any amount of Voting Equity Interests of any Foreign Subsidiary exceeding, and only to the extent that such Voting Equity Interests exceed, 65% of the total Voting Equity Interests of such Foreign Subsidiary held by the Company or any Guarantor;

(4)	any margin stock;

(5)	any asset owned by any Guarantor that is subject to a Permitted Lien or other contractual right that prohibits or requires the consent of any Person (other than the Company or any Guarantor) not obtained as a condition to the creation of any lien on such asset (other than to the extent that any such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions));

(6)	any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed, at which point such application shall constitute Collateral hereunder;

(7)	any equipment (including any software incorporated therein) owned by the Company or any Guarantor on the Issue Date or thereafter acquired that is subject to a lien securing a purchase money obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of this Indenture to the extent that the contract or other agreement in which such lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other lien on such Collateral;

(8)	any (i) leased real property by the Company or any Guarantor or (ii) owned real property of the Company or any Guarantor having a Fair Market Value (determined in good faith by management of the Company as of the date hereof or, if later, at the time of acquisition by the Company or such Guarantor) of less than $5.0 million;

(9)	the Capital Stock of any Foreign Joint Venture;

(10)	the Capital Stock of any Unrestricted Subsidiary;

(11)	certain other items agreed by the parties and as more fully set forth in the Security Documents; and

(12)	the Designated Assets.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the ABL Credit Facility) outstanding on the date of this Indenture, until such amounts are repaid; provided however, solely for the purposes of this definition, that the outstanding amount of any Indebtedness under any existing revolving credit facility shall be deemed to be the full committed amount thereof.

“Existing Preferred Stock” means the Company’s 10.00% Series A Redeemable Convertible Participating Perpetual Preferred Stock and 10.00% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebted-ness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business that the Company or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include material adjustments appropriate, in the reasonable good faith determination of the Company, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as described under “Summary Historical Consolidated Financial Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any specified Person for any period, the sum of:

(1)	Consolidated Interest Expense;

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary; and

(3)	all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any Disqualified Stock.

“Foreign Joint Venture” means any joint venture with Persons not organized under the laws the United States of America, or any state thereof, or the District of Columbia, including the Mexican Joint Venture and the joint venture in India.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the Issue Date. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Global Notes Legend” means the legend set forth in Section 2.2(f)(iii) of Appendix A, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, Notes sold to QIBs in reliance on Rule 144A (the “Rule 144A Global Note”) or Notes sold in offshore transactions in reliance on Regulation S (the “Regulation S Global Note”), deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A and that bear the Global Note Legend.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1)	each direct or indirect Domestic Subsidiary of the Company on the date of this Indenture that Guarantees the ABL Credit Facility; and

(2)	any other Domestic Subsidiary of the Company that is required after the Issue Date to execute a guarantee of the Notes pursuant to Section 4.11.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements: and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates and/or commodity prices.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any specified Person, without duplication:

(1)	any indebtedness of such Person, without duplication, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof), excluding letters of credit securing obligations other than obligations described in subclauses (a), (b), (e) and (f) of this clause (1) and entered into in the ordinary course of business of such Person, to the extent such letters of credit are not drawn upon, or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth (5th) Business Day following receipt by such Person of a demand for reimbursement, (c) in respect of bankers’ acceptances, (d) representing the deferred balance and unpaid purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor and excluding any such balance or unpaid purchase price to the extent that it is either required to be or at the option of such Person may be satisfied solely through the issuance of Equity Interests of the Company that are not Disqualified Stock, (e) in respect of Capitalized Lease Obligations, or (f) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing); provided that such Receivables Financing amount constitutes indebtedness in accordance with GAAP;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money or (2) Obligations under or in respect of Qualified Receivables Financing. For the avoidance of doubt, any obligation of a Person to pay or fund any retirement, benefit or pension fund obligations or contributions or similar claims, obligations or contributions will not be considered Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant, including through Clearstream and Euroclear.

“Initial Purchasers” means, collectively, Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P.Morgan Securities LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities LLC, Fifth Third Securities, Inc., PNC Capital Markets LLC, RB International Markets (USA) LLC, RBS Securities Inc., SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc.

“Insolvency or Liquidation Proceeding” means:

(1)	any case commenced by or against the Company or any Guarantor under the Bankruptcy Code, or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by this Indenture and the Security Documents;

(3)	any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with respect to the Company or any Guarantor or any of their assets;

(4)	any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or

(5)	any analogous procedure or step in any jurisdiction.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date of this Indenture, among the Company, the grantors from time to time party thereto, the ABL Collateral Agent and the Collateral Trustee, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or equivalent) by S&P or an equivalent rating by another Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1), which fund may also hold immaterial amounts of cash pending investment and/or distribution,

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments, and

(4)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances owing to the Company and its Subsidiaries.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, payroll, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1)	“Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date the Original Notes were originally issued under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lien Sharing and Priority Confirmation” means:

(1)	as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of Secured Debt and each existing and future Secured Debt Representative:

(a)	that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Notes Collateral, and that all such Priority Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Priority Lien Obligations equally and ratably; provided however, the 6.25% Notes share equally and ratably only with respect to the Collateral that consists of capital stock of principal subsidiaries and certain property constituting “Principal Property” under the indenture governing the 6.25% Notes as in effect on the Issue Date (collectively, the “6.25% Notes Collateral”);

(b)	that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c)	consenting to the terms of the Collateral Trust Agreement and the Intercreditor Agreement and the Collateral Trustee’s performance of, and directing the Collateral Trustee to perform, its obligations under the Collateral Trust Agreement, the Intercreditor Agreement and the other Security Documents.

(2)	as to any Series of ABL Debt, the written agreement of the holders of such Series of ABL Debt, as set forth in the credit agreement, indenture or other agreement governing such Series of ABL Debt, for the enforceable benefit of all holders of Secured Debt and each Secured Debt Representative that the holders of Obligations in respect of such Series of ABL Debt are bound by the provisions of the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new intercreditor agreement substantially similar to the Intercreditor Agreement, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto).

“Liquidity” means the sum of (a) the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries plus (b) the aggregate availability of the Company and its Restricted Subsidiaries under any Credit Facility.

“Mexican Joint Venture” means Office Depot de Mexico S.A. de C.V.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means any mortgage or deed of trust with respect to real property owned in fee simple by the Company or any Guarantor in favor of the Collateral Trustee for its benefit and the benefit of the Trustee and the holders of Notes.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale or Specified Asset Sale (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or Specified Asset Sale or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any), and interest on Indebtedness required (other than pursuant to Section 4.06(b)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Note Documents” means the Indenture, the Notes and the Security Documents.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Notes” has the meaning set forth in the preamble of this Indenture.

“Notes Collateral” means all of the tangible and intangible properties and assets at any time owned or acquired by the Company or any Guarantor (including, without limitation, (i) Pledged Capital Stock (as defined in the Pledge Agreement), (ii) real estate, (iii) equipment and (iv) intellectual property), except:

(1)	Excluded Assets; and

(2)	ABL Collateral;

provided, however, “Notes Collateral” shall not include proceeds from the disposition of any Notes Collateral to the extent such proceeds are not required to be deposited in the Collateral Proceeds Account or not required to be applied to the mandatory prepayment or repurchase of the Priority Lien Obligations pursuant to the Priority Lien Documents, unless (i) such proceeds arise from a disposition of Notes Collateral resulting from an enforcement action taken by the Collateral Trustee or the holders of the Priority Lien Debt permitted by the Intercreditor Agreement or (ii) such proceeds were identified by notice from the Collateral Trustee to the ABL Collateral Agent after the occurrence of an event of default under any Priority Lien Documents or were received after the commencement of any Insolvency or Liquidation Proceeding (provided that nothing in this clause (ii) shall be deemed to create any affirmative obligation of the Collateral Trustee). If such proceeds are required to be deposited in the Collateral Proceeds Account or are required to be applied to the mandatory prepayment or repurchase of the Priority Lien Obligations or arise from a disposition of Notes Collateral resulting from an enforcement action, such proceeds shall not be included in the ABL Collateral (notwithstanding anything in the definition thereof to the contrary, including anything in the definition of Accounts to the contrary) and shall be Notes Collateral. With respect to proceeds deposited in the Collateral Proceeds Account only, such proceeds shall be Notes Collateral until such time as the use of such proceeds is no longer restricted by the Priority Lien Documents unless they have been applied to the payment of the Priority Lien Obligations.

“Notes Obligations” means all Obligations in respect of the Notes, the Note Guarantees and this Indenture.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated March 9, 2012, relating to the offering of the Original Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements of this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of this Indenture.

“Original Note” has the meaning set forth in the preamble to this Indenture.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Foreign Subsidiary Factoring Facility” means any and all agreements or facilities entered into by any Foreign Subsidiary that is not a Guarantor for the purpose of factoring, selling, transferring or disposing of its account receivables for cash consideration.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date or made pursuant to a binding commitment existing on the Issue Date and any amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing, in whole or in part thereof; provided, that such amendment, modification, restatement, supplement, extension, renewal, refunding, replacement or refinancing does not increase the aggregate principal amount thereof;

(6)	advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate;

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries in satisfaction of judgments, settlements of debt or compromises of obligations incurred in the ordinary course of business;

(8)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9)	Hedging Obligations permitted under Section 4.03(b)(ix);

(10)	loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses, commission and payroll advances and other similar expenses or advances, in each case Incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent entity thereof;

(11)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.04(a)(3);

(12)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.08(b) (except transactions described in clauses (ii) and (v) of such Section);

(13)	Guarantees issued in accordance with the covenants described in Section 4.03 and Section 4.11;

(14)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(15)	Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(16)	any Investment by the Company or any Restricted Subsidiary of the Company in other Restricted Subsidiaries of the Company and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Company;

(17)	Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits;

(18)(a)	any additional Investment in a joint venture existing on the Issue Date to the extent contemplated by the organizational documents of such joint venture as in existence on the Issue Date and (b) other Investments in joint ventures up to $25.0 million in the ordinary course of business;

(19)	any Investment in any Subsidiary or joint venture in connection with cash management arrangements or related activities in the ordinary course of business;

(20)	Investments consisting of intercompany Indebtedness between the Company and the Guarantors or between Guarantors and permitted by the covenant described in Section 4.03;

(21)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(22)	to the extent constituting an Investment, payments to fund any retirement, benefit or pension fund obligations or contributions or similar claims, obligations or contributions; and

(23)	additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (23) since the Issue Date, not to exceed the greater of (x) 1% of Total Assets and (y) $50.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1)	Liens on ABL Collateral securing (a) ABL Debt in an aggregate principal amount (as of the date of incurrence of any ABL Debt and after giving pro forma effect to the application of the net proceeds therefrom and with letters of credit or bankers’ acceptances issued under the ABL Credit Facility being deemed to have a principal amount equal to the face amount thereof), not exceeding the ABL Lien Cap, and (b) all other ABL Debt Obligations;

(2)	Liens on assets of Foreign Subsidiaries that would constitute ABL Collateral if owned by the Company or any Guarantor;

(3)

Liens on Notes Collateral securing (a) ABL Debt in an aggregate principal amount (as of the date of incurrence of any ABL Debt and after giving pro forma effect to the application of the net proceeds therefrom and with letters of credit or bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), not exceeding the ABL Lien Cap, and (b) all other ABL Debt Obligations, which Liens are made junior to Priority Lien Obligations pursuant to the terms of the Intercreditor Agreement (or a joinder to the Intercreditor Agreement or a new intercreditor agreement substantially similar to the Intercreditor Agreement, as in effect on the date of this Indenture, and in a form reasonably acceptable to each of the parties thereto);

(4)	Priority Liens securing (a) Priority Lien Debt in an aggregate principal amount (as of the date of incurrence of any Priority Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Priority Lien Cap, and (b) all other Priority Lien Obligations;

(5)	[Reserved];

(6)	Liens in favor of the Company or any Restricted Subsidiary;

(7)	Liens on property, assets or shares of Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the Company or the Restricted Subsidiary;

(8)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(9)	Liens existing on the date of this Indenture (other than liens to secure (x) the Notes issued on the date of this Indenture, (y) the 6.25% Notes outstanding on the date of this Indenture or (z) to secure Obligations under the ABL Credit Facility outstanding on the date of this Indenture);

(10)	Liens to secure any Refinancing Indebtedness permitted to be incurred under this Indenture (other than ABL Debt or Priority Lien Debt); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by the provision described in Section 4.03(b)(xiv); provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(12)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(13)	Liens to secure the performance of tenders, completion guarantees, statutory obligations, judgments, bids, contracts, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature incurred in the ordinary course of business;

(14)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefor;

(15)	Liens imposed by law, such as carriers’ warehousemen’s, landlords’ mechanics’, suppliers’, materialmen’s and repairmen’s Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties not yet overdue for more than a period of 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided, that any reserve or other appropriate provision required under GAAP has been made therefor and in the case of the Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien; provided further, that if no action has been taken by such third party to enforce its Lien, such Lien shall be permitted if incurred in the ordinary course of business;

(16)	licenses, entitlements, servitudes, encumbrances, easements, encroachments, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, minor imperfections of title, minor survey defects or other similar restrictions on the use of any real property, including, without limitation, restrictions arising out of zoning, land use, subdivision and building law, rules and regulations, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially adversely affect the value of said properties or materially interfere with their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(17)	leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(18)	with respect to any leasehold interest where the Company or any Restricted Subsidiary of the Company is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(19)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases and consignments entered into by the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(20)	Liens of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry;

(21)	Liens securing judgments for the payment of money not constituting an Event of Default under this Indenture, so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(22)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(23)	Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(24)	any encumbrance, pledge or restriction (including put and call arrangements) with respect to Capital Stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under this Indenture other than with respect to the Mexican Joint Venture;

(25)	any extension, renewal or replacement, in whole or in part of any Lien described in clauses (7), (8), (9) and (11) of this definition of “Permitted Liens;” provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(26)	Liens on cash or Cash Equivalents securing Hedging Obligations in existence on the date of this Indenture, or permitted to be incurred under, this Indenture;

(27)	Liens on accounts receivable, chattel paper and other related assets of a Receivables Subsidiary incurred in connection with Indebtedness Incurred by such Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(28)	Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and consistent with past practice, including, without limitation, the licensing of any intellectual property that the Company or any of its Subsidiaries determine to no longer utilize;

(29)	Liens granted in connection with a Permitted Foreign Subsidiary Factoring Facility;

(30)	Liens in favor of a credit card processor arising in the ordinary course of business under any processor agreement;

(31)	Liens other than any of the foregoing incurred by the Company or any Restricted Subsidiary of the Company with respect to Indebtedness or other Obligations that do not constitute Indebtedness and that do not, in the aggregate, exceed $50.0 million at any one time outstanding; and

(32)	Liens to secure Indebtedness permitted by the provision described in clause (xx) of the second paragraph of Section 4.03.

“Permitted Prior Liens” means:

(1)	Liens described in clauses (7), (8), (11), (12), (13), (14), (15), (16), (18), (20) and (28) of the definition of “Permitted Liens”; and

(2)	Other Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Security Documents.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Pledge Agreement” means the Pledge Agreement, dated as of the date of this Indenture, among the Company, the Guarantors from time to time party thereto and the Collateral Trustee, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Priority Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of the Company or any Guarantor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date of determination, the greater of (i) $400.0 million or (ii) an amount of Indebtedness that the Company or a Restricted Subsidiary could Incur such that the Senior Secured Leverage Ratio would not be in excess of 2.75 to 1.0 on a pro forma basis after giving effect to such Incurrence.

“Priority Lien Debt” means:

(1)	the Notes initially issued by the Company under this Indenture; and

(2)	additional notes issued under any indenture or other Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Company that is secured equally and ratably with the Notes by a Priority Lien that was permitted to be Incurred and so secured under each applicable Secured Debt Document (including, for the avoidance of doubt, any outstanding 6.25% Notes with respect to the 6.25% Notes Collateral); provided, in the case of any additional notes or other Indebtedness referred to in this clause (2) other than with respect to the 6.25% Notes, that:

(a)	on or before the date on which such additional notes were issued or Indebtedness is Incurred by the Company, such additional notes or other Indebtedness, as applicable, is designated by the Company, in an Officers’ Certificate delivered to each Priority Lien Representative and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents certifying that such Priority Lien Debt and Priority Liens are permitted to be incurred by each Priority Lien Document; provided that no Series of Secured Debt may be designated as both ABL Debt and Priority Lien Debt;

(b)	such additional notes or such Indebtedness is governed by an indenture or a credit agreement, as applicable, or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)	all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such additional notes or such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such notes or such Indebtedness is “Priority Lien Debt”).

“Priority Lien Documents” means this Indenture and any additional indenture, credit facility or other agreement pursuant to which any Priority Lien Debt is Incurred and the Security Documents related thereto (other than any Security Documents that do not secure Priority Lien Obligations).

“Priority Lien Obligations” means Priority Lien Debt and all other Obligations in respect thereof.

“Priority Lien Representative” means (1) the Trustee, in the case of the Notes, or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of such Series of Priority Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure ABL Obligations or Priority Lien Obligations shall not be deemed a Qualified Receivables Financing.

“Rating Agencies” means S&P and Moody’s or if S&P or Moody’s or both shall not make a corporate family rating of the Company publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any other Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c)	to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Required Priority Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Priority Lien Debt then outstanding, calculated in accordance with Section 7.2 of the Collateral Trust Agreement. For purposes of this definition, Priority Lien Debt registered in the name of, or beneficially owned by the Company or any Affiliate of the Company shall be deemed not to be outstanding.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“Rule 144A Global Notes” means one or more global notes substantially in the form of Exhibit A bearing the Global Note Legend and the Restricted Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that collectively shall be issued in a total aggregate denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“Sale of a Guarantor” means (1) any Asset Sale involving a sale, lease, conveyance or other disposition of the Capital Stock of a Guarantor or (2) the issuance of Equity Interests by a Guarantor, other than (a) an issuance of Equity Interests by a Guarantor to the Company or another Restricted Subsidiary of the Company, and (b) directors’ qualifying shares.

“Sale of Notes Collateral” means any Asset Sale involving a sale, lease, conveyance or other disposition of Notes Collateral.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission.

“Secured Debt” means Priority Lien Debt.

“Secured Debt Documents” means the Priority Lien Documents.

“Secured Debt Representative” means each (i) Priority Lien Representative and (ii) collateral agent or other representative in respect of any ABL Debt Obligations.

“Secured Obligations” means, collectively, the Priority Lien Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the date of this Indenture, among the Company, the Guarantors from time to time party thereto and the Collateral Trustee, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Security Documents” means the Collateral Trust Agreement, the Intercreditor Agreement, the Security Agreement, the Pledge Agreement, each Lien Sharing and Priority Confirmation, and all other security agreements, pledge agreements, collateral assignments, Mortgages, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 7.1 of the Collateral Trust Agreement.

“Senior Secured Leverage Ratio” means, as of any date, the ratio of (i) the amount of Indebtedness that is secured on a senior basis by a Lien on the assets of the Company or any Restricted Subsidiary that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP on such date to (ii) EBITDA of the Company for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared in accordance with GAAP are available (with such pro forma adjustments to EBITDA as are consistent with the adjustments to pro forma EBITDA contained in the definition of “Fixed Charge Coverage Ratio”).

“Series of ABL Debt” means, severally, the ABL Credit Facility and any Credit Facility and other Indebtedness that constitutes ABL Debt Obligations represented by the same Secured Debt Representative.

“Series of Priority Lien Debt” means, severally, the Notes and any Additional Notes, any Credit Facility (other than the ABL Credit Facility) and other Indebtedness that constitutes Priority Lien Debt represented by the same Secured Debt Representative.

“Series of Secured Debt” means each Series of Senior Debt.

“Series of Senior Debt” means each Series of ABL Debt and each Series of Priority Lien Debt.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act.

“Similar Business” means a business, the majority of whose revenues are derived from the type of activities conducted by the Company and its Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Asset Sale” means the sale of Capital Stock or assets of the Mexican Joint Venture.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Company unless such contingency has occurred).

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership, joint venture, limited liability company or similar entity of which, (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” means, as of any date fixed for redemption, the yield to maturity as of such date fixed for redemption of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date fixed for redemption to March 15, 2016; provided, however, that if the period from the date fixed for redemption to March 15, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date fixed for redemption to March 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank National Association, a nationally chartered banking association, as trustee hereunder, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving as trustee hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary; provided, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described in Section 4.04.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(1)	the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(2)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Equity Interests” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by

(2)	the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
Act	13.17(a)
Affiliate Transaction	4.08(a)
Asset Sale Offer	4.06(c)
Asset Sale Offer Period	4.06(e)
Change of Control Offer	4.09(b)
Collateral Proceeds Account	4.06(a)
Covenant Defeasance	8.03
Covenant Suspension Event	4.17
Custodian	6.01(m)
Declaration	6.02
Definitive Note	Appendix A
Event of Default	6.01
Excess Proceeds	4.06(c)
Guaranteed Obligations	12.01(a)
Legal Defeasance	8.02
Majority Holders	6.02
New Mortgaged Property	4.15(f)
Notes	Preamble
Notes Custodian	Appendix A
Notice of Default	6.01(m)
Offer Amount	3.09(a)
Offer Period	3.09(a)
Original Notes	Preamble
Paying Agent	2.04(a)
protected purchaser	2.08
Purchase Agreement	Appendix A
Purchase Date	3.09(a)
Refinancing Indebtedness	4.03(b)(xiii)
Refunding Capital Stock	4.04(b)(ii)
Registrar	2.04(a)
Regulation S	Appendix A
Regulation S Legend	Appendix A
Repurchase Offer	3.09
Restricted Definitive Note	Appendix A
Restricted Global Note	Appendix A
Restricted Note	Appendix A
Restricted Notes Legend	Appendix A
Restricted Payments	4.04(a)(iv)
Restricted Period	Appendix A
Retired Capital Stock	4.04(b)(ii)
Reversion Date	4.17
Specified Asset Sale Offer	4.07
Successor	5.01(a)(i)
Specified Courts	13.09
Suspended Covenants	4.17
Suspension Period	4.17
Unrestricted Global Note	Appendix A
Unrestricted Note	Appendix A

Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes and the Note Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the indenture securities means the Company, the Guarantors and any other successor obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

Section 1.04 Rules of Construction. Unless the context otherwise requires

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) no Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

(g) “herein,” “hereof” and other word of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(h) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(i) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(j) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP;

(k) “$” and “U.S. Dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts;

(l) “will” shall be interpreted to express a command;

(m) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections of rules adopted by the SEC from time to time; and

(n) all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of, or to, this Indenture unless otherwise indicated.

ARTICLE TWO

THE NOTES

Section 2.01 Amount of Notes; Additional Notes. The aggregate principal amount of Original Notes which may be authenticated and delivered under this Indenture on the Issue Date is $250.0 million. All Notes shall be substantially identical except as to denomination.

The Company may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and Section 4.13 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. The Notes, including any Additional Notes, subsequently issued shall be treated as a single Series of Priority Lien Debt and as a single class for all purposes under this Indenture.

With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, Section 2.08, Section 2.10, Section 3.08, Section 3.09(d), Section 4.06(h) and Section 4.09(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors and (b) set forth or determined in the manner provided in an Officers’ Certificate or established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to, and under the terms of, this Indenture;

(ii) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(iii) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the Depositary for such Global Notes, the form of legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of the Appendix in which any such Global Notes may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Notes in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global Notes or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at the time of or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

Section 2.02 Form and Dating. Provisions relating to the Notes are set forth in the Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Original Notes (and any Additional Notes) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered, global form without interest coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of the offering described in the Offering Memorandum only against payment in immediately available funds.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.03 Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer (a) Original Notes for original issue on the date hereof in an aggregate principal amount of $250.0 million and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated.

At least one Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands. The Trustee is hereby authorized to act in accordance with any letter of representations entered into by the Company and the Depositary.

Section 2.04 Registrar and Paying Agent.

(a) The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Company initially appoints (i) the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes and (ii) DTC to act as Depositary with respect to the Global Notes. The Company may change the Paying Agent or Registrar without prior notice to any Holder.

(b) The Company may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(c) The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05 Paying Agent to Hold Money in Trust. Prior to each due date of the principal of, premium (if any) and interest on any Note, the Company shall deposit with each Paying Agent (or if the Company or a Wholly Owned Subsidiary of the Company is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such amounts when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium (if any) and interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. If the Company or a Wholly Owned Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of Holders. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, a Paying Agent (if other than the Company or one of its Wholly Owned Subsidiaries) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form as the Trustee may reasonably require of the names and addresses of Holders as of such date.

Section 2.07 Transfer and Exchange. The Notes shall be issued in registered global form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Company shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes (i) selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection or (ii) tendered and not withdrawn in connection with a Change of Control Offer, an Asset Sale Offer or a Specified Asset Sale Offer.

Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium (if any) and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, any Guarantor, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, stamp or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments, stamp or similar governmental charge payable upon exchanges pursuant to Section 2.10, Section 3.08, Section 3.09, Section 4.06, Section 4.09 and Section 9.04 of this Indenture).

Section 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and, upon a written order of the Company signed by at least one Officer, the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) and the Holder satisfies any other reasonable requirements of the Trustee. The Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Trustee, a Paying Agent and the Registrar, and sufficient in the judgment of the Company to protect the Company, from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and expenses and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.05, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for the purposes of Section 3.01(b).

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, money sufficient to pay all amounts due and payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest. If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

Section 2.10 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and, upon a written order of the Company signed by an Officer, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare, and upon a written order of the Company signed by an Officer, the Trustee shall authenticate Definitive Notes and make them available for delivery in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

Section 2.011 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. Subject to Section 2.08 hereof, the Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. Certification of the disposition of all canceled Notes shall be delivered to the Company. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.12 Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to each affected Holder a notice stating the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers, ISINs, etc. The Company in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that (x) no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes and (y) any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall advise the Trustee of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

Section 2.14 Calculation of Principal Amount of Notes Outstanding. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.05 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Company and delivered to the Trustee pursuant to an Officers’ Certificate.

Section 2.15 Methods of Receiving Payments on the Notes. The Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. The Company will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Depositary, as registered Holder of the Global Notes under this Indenture. The Company will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes or, if no such account is specified, making a payment to the office of agency of the Paying Agent and Registrar within the City and State of New York. All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The Company shall inform each Paying Agent of such election.

Section 2.16 Payments in Respect of Global Notes. Upon receipt by the Depositary of any payment of principal of, premium on, if any, and interest on any Global Note, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of Participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of the Depositary. Payments by Participants and Indirect Participants to owners of beneficial interests in a Global Note held through such Participants or Indirect Participants will be (i) governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and (ii) the sole responsibility of the Participants or the Indirect Participants and not the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or any of the Participants or the Indirect Participants in identifying the owners of beneficial interests in the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee for all purposes.

ARTICLE THREE

REDEMPTION

Section 3.01 Optional Redemption.

(a) Except as set forth in paragraphs (b) and (c) of this Section 3.01, the Company shall not have the option to redeem the Notes pursuant to this Section prior to March 15, 2016. On or after March 15, 2016, the Company may redeem the Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, to but not including the applicable redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below, subject to the rights of Holders of record on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
March 15, 2016	104.875%
March 15, 2017	102.438%
March 15, 2018 and thereafter	100.000%

(b) At any time and from time to time on or prior to March 15, 2015, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company to the extent the net cash proceeds of such Equity Offering by such direct or indirect parent of the Company are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109.750%, plus accrued and unpaid interest on the Notes redeemed to but not including the redemption date; provided, however, that (i) at least 65% of the original aggregate principal amount of the Notes (not including any issuance of Additional Notes) remains outstanding after each such redemption; and (ii) any such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in this Indenture.

(c) At any time prior to March 15, 2016, upon not less than 30 nor more than 60 days’ notice, at the option of the Company, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, to but not including, the date fixed for redemption, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date that occurs on or prior to the date fixed for redemption.

Section 3.02 Applicability of Article. Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article Three.

Section 3.03 Notices to Trustee. Subject to Section 3.05(b), if the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.01, the Company shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (unless a shorter period is acceptable to the Trustee in its discretion), a notice in writing setting forth (a) the clause of this Indenture pursuant to which the redemption shall occur; (b) the redemption date; (c) the principal amount of Notes to be redeemed; and (d) the redemption price. Such notice shall be accompanied by an Officers’ Certificate and Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Company and given to the Trustee, which record date shall be not fewer than 15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

Section 3.04 Selection of Notes to Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption on a pro rata basis (or, in the case of Global Notes, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. The Trustee shall make the selection from outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof, and no Notes of $2,000 or less shall be redeemed in part; provided that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.05 Notice of Optional Redemption.

(a) At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed by first-class mail a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

Any such notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv) the name, telephone number and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest;

(vi) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed and the aggregate principal amount of Notes to be redeemed;

(vii) that, unless the Company defaults in making such redemption payment or any Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(viii) the paragraph of the Notes and or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(ix) the CUSIP number and ISIN and/or “Common Code” number, if any, printed on the Notes; and

(x) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section at least five Business Days prior to the date of giving such notice of redemption (unless a shorter period is acceptable to the Trustee in its discretion). The notice, if mailed in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice. If any of the Notes are in the form of a Global Note, then the Company, or the Trustee at the Company’s request, shall modify the notice to be given pursuant to Section 3.05 and the method of delivery of such notice to the extent necessary to accord with the Applicable Procedures that apply to the redemption of Global Notes and beneficial interests in Global Notes.

(c) Notice of any redemption upon any Equity Offering described in Section 3.01(b) may be given prior to the completion thereof, and any redemption of Notes at the Company’s option may, if so provided in the applicable redemption notice, be made subject to the satisfaction of one or more conditions precedent including, but not limited to, completion of the related Equity Offering.

Section 3.06 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.05, Notes called for redemption become due on the date fixed for redemption, unless any conditions precedent have not been satisfied or waived. On and after the redemption date, unless the Company defaults in the payment of the redemption price or any Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest ceases to accrue on Notes or portions of them called for redemption. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest, to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.07 Deposit of Redemption Price.

(a) With respect to any Notes, on or prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary of the Company is the Paying Agent, shall segregate and hold in trust) in immediately available funds money sufficient to pay the redemption price of, and accrued and unpaid interest on, all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Company complies with the provisions of Section 3.07(a), on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with Section 3.07(a), interest shall be paid on the unpaid principal from the redemption date until such principal is paid and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.08 Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Company shall execute and, upon a written order of the Company signed by an Officer, the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.09 Repurchase Offers. In the event that, pursuant to Section 4.06, Section 4.07 or Section 4.09, the Company shall be required to commence an offer to all Holders to purchase all or a portion of their respective Notes (a “Repurchase Offer”), the Company shall follow the procedures specified in Section 4.06, Section 4.07 or Section 4.09, as applicable, and, to the extent not inconsistent therewith, the procedures specified in this Section 3.09.

(a) The Repurchase Offer shall remain open for a period of no less than 30 days and no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.06, Section 4.07 or Section 4.09 (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Repurchase Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(b) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Repurchase Offer.

(c) Upon the commencement of a Repurchase Offer, the Company shall send, by first-class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The Repurchase Offer shall be made to all Holders. The notice, which shall govern the terms of the Repurchase Offer, shall state:

(i) that the Repurchase Offer is being made pursuant to this Section 3.09 and either Section 4.06, Section 4.07 or Section 4.09, and the length of time the Repurchase Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased only in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall, subject in the case of a Repurchase Offer made pursuant to Section 4.06 or Section 4.07 to the provisions thereof, select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d) On the Purchase Date, the Company shall, to the extent lawful, subject in the case of a Repurchase Offer made pursuant to Section 4.06 or Section 4.07 to the provisions thereof, accept for payment on a pro rata basis to the extent necessary, the Offer Amount of Notes (or portions thereof) tendered pursuant to the Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes (or portions thereof) were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder and accepted by the Company for purchase, and, if necessary, the Company shall promptly issue a new Note or Notes representing any unpurchased portion of the Note or Notes tendered. The Trustee, upon written request, from the Company shall authenticate and mail or deliver such new Note or Notes to such Holder, in a principal amount equal to any unpurchased portion of the Note or Notes surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the respective Holder thereof. The Company shall publicly announce the results of the Repurchase Offer on the Purchase Date.

(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Repurchase Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09, Section 4.06, Section 4.07 or Section 4.08, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under Section 3.09, Section 4.06, Section 4.07 or Section 4.09 by virtue of such compliance.

(f) If any of the Notes are in the form of a Global Note, then the Company shall modify the notice set forth in Section 3.09(c) and the method of delivery of such notice to the extent necessary to accord with the Applicable Procedures that apply to the repurchase of Global Notes and beneficial interests in Global Notes.

ARTICLE FOUR

COVENANTS

Section 4.01 Payment of Notes. The Company agrees that it shall promptly pay or cause to be paid, on or prior to 11:00 a.m., New York City time, the principal of, premium (if any) and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal, premium (if any) and interest shall be considered paid on the date due if on such date the Paying Agent holds as of 12:00 p.m. New York City time money deposited by the Company in immediately available funds sufficient to pay all principal, premium (if any) and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal of the Notes at the rate specified therefor in the Notes.

Section 4.02 Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and provide the Trustee, the Collateral Trustee and Holders with copies thereof, without cost to the Trustee, the Collateral Trustee or any Holder, within 15 days after it files them with the SEC),

(i) within the time period specified in the SEC’s rules and regulations (including any extensions permitted thereby), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(ii) within the time period specified in the SEC’s rules and regulations (including any extensions permitted thereby), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(iii) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(iv) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Company shall not be so obligated to file the reports specified in (i)-(iv) above with the SEC if the SEC does not permit such filing, in which event the Company will put such information on its website, in addition to providing one copy of such information to the Trustee and the Holders (upon request), in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

(b) In the event that:

(i) the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and

(ii) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this Section 4.02 for the Company shall satisfy this Section 4.02.

(c) In addition, the Company shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, furnish to the Holders of the Notes and to prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Notes can be sold without restriction under Rule 144.

Notwithstanding the foregoing, the Company will be deemed to have furnished such documents and reports referred to in this Section 4.02 to the Trustee, the Collateral Trustee and the Holders if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available.

In the event that any direct or indirect parent of the Company is or becomes a Guarantor of the Notes, the Company may satisfy its obligations under this Section 4.02 with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand. Except in the case of a direct or indirect parent of the Company becoming a Guarantor of the Notes, nothing herein shall require the Company to furnish separate or consolidated financial information of any Subsidiary Guarantors of the Company.

Delivery of such reports, information and documents to the Trustee is for information purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively (subject to Article Seven) on Officers’ Certificates).

Section 4.03 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)(i) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Company shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed the greater of (x) $1,000.0 million at any one time outstanding, and (y) the Borrowing Base;

(ii) Priority Lien Debt of the Company or any Guarantor under any one or more indentures or other Credit Facilities in an aggregate principal amount at any one time outstanding under the provision described in this clause (ii) not to exceed (as of any date of Incurrence of Indebtedness under the provision described in this clause (ii) and after giving pro forma effect to such Incurrence and the application of the net proceeds therefrom) the Priority Lien Cap;

(iii) the Existing Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness described in clauses (a) and (b) above);

(iv) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, and arrangements in connection therewith, and Indebtedness in connection with workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(v) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Indenture;

(vi) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Company under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(vii) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(viii) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(ix) Hedging Obligations of the Company or a Restricted Subsidiary that are Incurred in the ordinary course of business and not Incurred for speculative purposes;

(x) obligations in respect of performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xi) any Guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture (other than pursuant to clause (xviii) below); provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such Guarantee of the Company or such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee with respect to the Notes, as applicable, to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(xii) Indebtedness of the Company or a Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence or the Incurrence of Indebtedness arising from customary cash management services in the ordinary course of business;

(xiii) the Incurrence or issuance by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance of Preferred Stock of a Restricted Subsidiary of the Company which serves to extend, refund, refinance, renew, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries issued as permitted in Section 4.03(a) and clauses (ii), (iii), (xiv), (xv), (xvi) and (xviii) of this Section 4.03(b) or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) 91 days following the maturity date of the Notes;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantees of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount or face or liquidation amount (or if issued with original issue discount, an aggregate accreted price) that is equal to or less than the aggregate principal amount or face or liquidation amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, renewed, replaced or defeased plus all accrued interest and premium (including any premium to be paid in connection with any tender offer, exchange offer or private purchase), fees, expenses and penalties Incurred in connection with such refinancing, refunding, renewing, replacement or defeasance; and

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or a Restricted Subsidiary that is a Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xiv) Indebtedness of the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (or other fixed assets) used in the business of the Company or any Restricted Subsidiary (where, in the case of a purchase, such purchase may be effected directly or through the purchase of the Capital Stock of the Person owning such property, plant and equipment), in the aggregate principal amount, including all Refinancing Indebtedness permitted to be Incurred under this Indenture to refund, refinance, renew or defease or replace any Indebtedness Incurred pursuant to the provision described in this clause (xiv), not to exceed the greater of (1) 7.5% of Total Assets and (2) $325.0 million, at any one time outstanding so long as the Indebtedness exists at the time of purchase described in this clause (xiv) or is created within 270 days thereafter;

(xv) Indebtedness of the Company or any Restricted Subsidiary, to the extent the net proceeds thereof are promptly (x) used to purchase Notes tendered pursuant to a Change of Control Offer or (y) deposited to redeem or defease the Notes;

(xvi) the Incurrence of Acquired Indebtedness or the issuance of Disqualified Stock (or Preferred Stock in the case of a Restricted Subsidiary) by the Company or a Restricted Subsidiary to finance an Acquisition; provided that, after giving effect to the transactions that result in the Incurrence or issuance thereof, either (1) the Fixed Charge Coverage Ratio would be greater than immediately prior to such transactions or (2) the Company would be permitted to Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant;

(xvii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xviii) Indebtedness incurred pursuant to a Permitted Foreign Subsidiary Factoring Facility;

(xix) Indebtedness or Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries in an aggregate principal amount, accreted value or face amount and with an aggregate liquidation preference not to exceed $50.0 million at any one time outstanding, which Indebtedness may be included under a Credit Facility; and

(xx) Indebtedness of a Foreign Subsidiary in an amount not to exceed $30.0 million at any one time outstanding.

For purposes of determining compliance with this Section 4.03, in the event that an item, or a portion of such item, taken by itself, of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xx) above or such item is (or portion, taken by itself, would be) entitled to be Incurred pursuant to Section 4.03(a), the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this Section 4.03; provided that all Indebtedness under the ABL Credit Facility outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (i) of Section 4.03(b) and the Notes issued on the Issue Date shall be deemed to have been Incurred pursuant to clause (ii) of Section 4.03(b) and, in each case, the Company shall not be permitted to reclassify all or any portion of such Indebtedness under the ABL Credit Facility or Notes outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness.

Section 4.04 Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any cash dividend or distribution on Existing Preferred Stock), including any payment in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company or any Restricted Subsidiary held by Persons other than the Company or any Restricted Subsidiary of the Company;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase defeasance, acquisition or retirement; or (B) Indebtedness permitted under clauses (vi) and (viii) of Section 4.03(b); or

(iv) make any Restricted Investment

(all such payments and other actions described in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (vii) and (xii) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the fiscal quarter commencing January 1, 2012 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Disqualified Stock and Equity Interests, the proceeds of which Equity Interests are used in the manner described in clause (ix) of Section 4.04(b)), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Company), plus

(C) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Refunding Capital Stock and Disqualified Stock), plus

(D) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Company or any of its Restricted Subsidiaries from:

(I) the sale or other disposition (other than to the Company or one of its Restricted Subsidiaries) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (xvii) of Section 4.04(b)),

(II) the sale (other than to the Company or one of its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary, or

(III) a distribution or dividend from an Unrestricted Subsidiary, plus

(E) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the

Company, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness of the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the Restricted Investment was made pursuant to clause (xvii) of Section 4.04(b)).

The Fair Market Value of property other than cash covered by clauses (3)(B), (C), (D) and (E) above shall be determined in good faith by the Company.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(ii) either of:

(I) the payment, repurchase, retirement, redemption, defeasance or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent company of the Company or any Indebtedness of the Company or any Restricted Subsidiary that is unsecured or contractually subordinated to the Notes or to any Note Guarantee in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent company of the Company or contributions to the equity capital of the Company, other than Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary (collectively, including such contributions, “Refunding Capital Stock”) and

(II) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale, other than to a Restricted Subsidiary of the Company, of Refunding Capital Stock;

(iii) the payment, redemption, repurchase, defeasance or other acquisition of any Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Restricted Subsidiary which is Incurred in accordance with Section 4.03 so long as:

(A) such Indebtedness has a Weighted Average Life to Maturity at the time it is Incurred which is not less than the shorter of (1) remaining Weighted Average Life to Maturity of the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired or (2) 91 days following the maturity date of the Notes,

(B) such Indebtedness has a Stated Maturity which is no earlier than the earlier of (1) the Stated Maturity of the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired or (2) 91 days following the maturity date of the Notes,

(C) to the extent such Indebtedness refinances Indebtedness subordinated to, the right of payment of the Notes or the Note Guarantees, such new Indebtedness is subordinated, at least to the same extent as the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired, to the right of payment of the Notes or the Note Guarantees, as applicable,

(D) such Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate accreted value) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired plus all accrued interest and premiums (including any premium to be paid in connection with any tender offer, exchange offer or private repurchase), fees, expenses and prepayment penalties Incurred in connection with such repayment, redemption, repurchase, defeasance or acquisition, and

(E) such Indebtedness is Incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being so repaid, redeemed, repurchased, defeased or acquired;

(iv) the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Company;

(v) any purchase or acquisition from, or withholding on issuance to, any employee of the Company or any Restricted Subsidiary of the Company of Equity Interests of the Company, or Equity Interests of any direct or indirect parent of the Company in order to satisfy any applicable Federal, state or local tax payments in respect of the receipt of such Equity Interests;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants if such Equity Interests represents all or a portion of the exercise price thereof;

(vii) the repurchase, retirement, redemption or other acquisition (or dividends to any direct or indirect parent company of the Company to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, officer, or consultant (or any spouse, former spouse, executor, administrator, distributee, estate, heir or legatee of, or any entity controlled by any such foregoing Person) of the Company or any direct or indirect parent company of the Company or any other Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (vii) do not exceed $3.0 million in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years up to a maximum of $9.0 million in the aggregate in any calendar year from and after the Issue Date;

(viii) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiaries Incurred in accordance with Section 4.03; provided that, other than as set forth in clause (xv) below, payment of dividends or distributions to holders of the Existing Preferred Stock may be payable solely in Equity Interests;

(ix) Restricted Investments acquired in exchange for, or out of the net proceeds of a substantially concurrent issuance of Equity Interests, other than Disqualified Stock, of the Company;

(x) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(xi) upon the occurrence of a Change of Control and within 90 days after completion of the offer to repurchase Notes pursuant to Section 4.09 (including the purchase of all Notes tendered), any purchase or redemption of any Indebtedness of the Company or any Guarantor that is unsecured or contractually subordinated to the Notes or to any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

(xii) within 90 days after completion of any offer to repurchase Notes pursuant Section 4.06 (including the purchase of all Notes tendered), any purchase or redemption of any Indebtedness of the Company or any Guarantor that is unsecured or contractually subordinated to the Notes or to any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

(xiii) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(xiv) the redemption, repurchase, retirement, defeasance or other acquisition of any Disqualified Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent sale of, Disqualified Stock of the Company or any Restricted Subsidiaries Incurred in accordance with Section 4.03;

(xv) the declaration and payment of dividends, distributions or redemptions payable in cash with respect to the Existing Preferred Stock, provided that both immediately prior to and after, giving pro forma effect to such payment or distribution and any Indebtedness incurred in connection therewith, either (a) Liquidity shall be at least $500 million, or (b) the Fixed Charge Coverage Ratio of the Company for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of determining the payment of such dividend or distribution would have been at least 2.0 to 1.0;

(xvi) payments or distributions to dissenting stockholders of Equity Interests of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture described below under Section 5.01;

(xvii) other Restricted Payments in an aggregate amount which, taken together with all other Restricted Payments made pursuant to the provision described in this clause (xvii), does not exceed the greater of (a) $50.0 million or (b) 1% of Total Assets;

(xviii) the issuance of warrants and options and entrance into similar derivative transactions in connection with the offering of unsecured or unsubordinated convertible debt that is permitted under this Indenture, and settlement of such transactions in accordance with the terms thereof;

(xix) Restricted Payments in an aggregate amount not to exceed 40 percent of the Net Proceeds from a Specified Asset Sale and any cash distributions received from the Mexican Joint Venture; provided that both immediately prior to and after giving pro forma effect to such Restricted Payment and any Indebtedness incurred in connection therewith, either (a) Liquidity shall be at least $500 million, or (b) the Fixed Charge Coverage Ratio of the Company for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment would have been at least 2.0 to 1.0; and

(xx) Restricted Payments using the Net Proceeds from the sale of the Designated Assets;

provided, that in the case of clauses (xv), (xvii) and (xix) of this Section 4.04(b), no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof.

(c) In determining the extent to which any Restricted Payment may be limited or prohibited by this Section 4.04, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xx) of Section 4.04(b) or among such categories and the types described in Section 4.04(a); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 4.04.

(d) As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Restricted Subsidiary.” In the event of any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in such Subsidiary in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if such Investment would be permitted by this Section 4.04 at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.05 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions on the Issue Date, including pursuant to the ABL Credit Facility and Existing Indebtedness, and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the Issue Date;

(2)(A) this Indenture, (B) the Notes, (C) Guarantees of the Notes and (D) the ABL Debt Documents and the Secured Debt Documents;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Capital Stock of, or any Indebtedness of, a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Debt otherwise permitted to be Incurred pursuant to Section 4.03 and Section 4.14 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions with respect to dispositions or distributions of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money and capital lease obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) customary non-assignment provisions in contracts entered into in the ordinary course of business;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company that is Incurred subsequent to the Issue Date pursuant to the covenant described under Section 4.03;

(13) Refinancing Indebtedness permitted under the terms of this Indenture; provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(14) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary; and

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such extensions, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such extension, amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.06 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company as of the date of such agreement) of the assets or Equity Interests issued or sold or otherwise disposed of, (y) in the case of an Asset Sale that constitutes a Sale of Notes Collateral or a Sale of a Guarantor, the Company (or the applicable Guarantor, as the case may be) deposits the Net Proceeds therefrom (net of any Net Proceeds received in receipt of or allocable to the ABL Collateral of such Guarantor, in the case of a Sale of a Guarantor) as collateral in a segregated account or accounts (each, a “Collateral Proceeds Account”) held by or under the control of (for purposes of the Uniform Commercial Code) the Collateral Trustee or its agent to secure all Secured Obligations pursuant to arrangements reasonably satisfactory to the Collateral Trustee; provided that no such deposit will be required except to the extent the aggregate Net Proceeds from all Sales of Notes Collateral and Sales of a Guarantor that are not held in a Collateral Proceeds Account and have not previously been applied in accordance with the provisions described in the next succeeding paragraph exceed $25.0 million and provided further that amounts deposited in a Collateral Proceeds Account may be withdrawn by the Company to be used as set forth in the second succeeding paragraph below, and (z) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents or property or assets that are used or useful in the business of the Company or a Similar Business, or Capital Stock of any person primarily engaged in a Similar Business if as a result of the acquisition such Person becomes a Restricted Subsidiary; provided that the amount of:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent available internal balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets shall be deemed to be Cash Equivalents for the purposes of this provision,

(ii) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within 180 days of the receipt thereof (to the extent of the cash received) shall be deemed to be Cash Equivalents for the purposes of this provision, and

(iii) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Non-cash Consideration shall be deemed to be Cash Equivalents for the purposes of this provision, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 365 days after the Company’s or any of the Company’s Restricted Subsidiary’s receipt of the Net Proceeds of an Asset Sale other than a Sale of Notes Collateral or a Sale of a Guarantor, the Company or such Restricted Subsidiary of the Company may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay, repurchase or redeem Priority Lien Obligations (including Obligations under the Notes, but excluding any open market purchases of Notes or privately negotiated Note purchases) or ABL Debt Obligations;

(ii) to repay, repurchase or redeem any Indebtedness secured by a Permitted Prior Lien;

(iii) to repay, repurchase or redeem Indebtedness and other Obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary;

(iv) to repay, repurchase or redeem other Indebtedness of the Company or any Guarantor (other than any Disqualified Stock or any Indebtedness that is contractually subordinated in right of payment to the Notes), other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company; provided that the Company shall equally and ratably redeem or repurchase the Notes as described in Article Three through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase the Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(v) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(vi) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), properties or assets that replace the properties and assets that are the subject of such Asset Sale; or

(vii) any combination of the foregoing;

provided that the Company will be deemed to have complied with the provision described in clauses (v) and (vi) above of this Section 4.06(b), as applicable, if, within 365 days of such Asset Sale, the Company shall have entered into a definitive agreement covering such Investment which is thereafter completed within 180 days after the first anniversary of such Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Notes Collateral or a Sale of a Guarantor, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(I) to purchase other assets that would constitute Notes Collateral;

(II) to purchase Capital Stock of another Similar Business if, after giving effect to such purchase, the Similar Business becomes a Guarantor or is merged into or consolidated with either the Company or any Guarantor;

(III) to make a capital expenditure with respect to assets that constitutes Notes Collateral;

(IV) to repay Indebtedness secured by a Permitted Prior Lien on any Notes Collateral that was sold in such Asset Sale; or

(V) any combination of the foregoing;

provided that the Company will be deemed to have complied with the provision described in clauses (I), (II) and (III) above of this Section 4.06(b), as applicable, if, within 365 days of such Asset Sale, the Company has entered into and not abandoned or rejected a binding agreement to purchase assets that constitute Notes Collateral or Capital Stock of another Similar Business or to make a capital expenditure with respect to assets that constitute Notes Collateral in compliance with the provisions described in clauses (I), (II) and (III) of this paragraph, and that purchase or capital expenditure is thereafter completed within 180 days after the first anniversary of such Asset Sale.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as described in Section 4.06(b) will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds (including any Excess Proceeds held in the Collateral Proceeds Account) exceeds $25.0 million, the Company will make an offer to all Holders of Notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other Priority Lien Debt that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price for the Notes and any other Priority Lien Debt in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other Priority Lien Debt repurchased, plus accrued and unpaid interest on the Notes and any other Priority Lien Debt to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other Priority Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds (including any Excess Proceeds held in the Collateral Proceeds Account), the Notes and such other Priority Lien Debt shall be purchased on a pro rata basis based on the principal amount of Notes and such other Priority Lien Debt tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

(e) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to (i) the amount of the Excess Proceeds and (ii) the compliance of allocation of the Net Proceeds from the Asset Sales with the provisions of Section 4.06(b). On such date, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company or a Wholly Owned Restricted Subsidiary of the Company is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents, as directed in writing by the Company, and to be held for payment in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Asset Sale Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Company to the Trustee are greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Asset Sale Offer Period for application in accordance with Section 4.06(c).

(f) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three (3) Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased. If at the end of the Asset Sale Offer Period more Notes (and such Priority Lien Debt) are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the requirements of the Depositary, if applicable); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Priority Lien Debt shall be made pursuant to the terms of such Priority Lien Debt.

(g) Notices of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(h) A new Note in principal amount equal to the unpurchased portion of any Note purchased in part shall be issued in the name of the Holder upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Section 4.07 Specified Asset Sale.

Upon a Specified Asset Sale, the Company shall, to the extent not prohibited under a Credit Facility, make an offer to repurchase an aggregate amount of Notes at least equal to 60% of the Net Proceeds from such Specified Asset Sale at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Specified Asset Sale, the Company shall mail a notice (a “Specified Asset Sale Offer”) to each holder with a copy to the Trustee stating:

(a) that a Specified Asset Sale has occurred and that such holder has the right to require the Company to repurchase such holder’s Notes at a repurchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(b) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(c) the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Specified Asset Sale Offer may be made in advance of a Specified Asset Sale, and conditioned upon such Specified Asset Sale. Notes repurchased by the Company pursuant to a Specified Asset Sale Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Company. If more Notes are tendered pursuant to a Specified Asset Sale Offer than the Company is required to purchase, selection of such Notes for purchase will be made by the Trustee consistent with the provisions of Section 4.06(f); provided that no Notes of $2,000 or less shall be purchased in part.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Section 4.08 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(i) such Affiliate Transaction is on terms that are not, taken as a whole, materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the disinterested members of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 4.08(a) shall not apply to the following:

(i) (A) transactions between or among the Company and/or any of its Restricted Subsidiaries and (B) any merger of the Company and any direct parent company of the Company; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent company of the Company, as determined by the Board of Directors of the Company;

(iv) any agreement or arrangement as in effect as of the Issue Date or any amendment, modification or supplement thereto or any replacement thereof so long as any such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Issue Date or any transaction contemplated by any of the foregoing agreements or arrangements;

(v) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, and are on terms that, taken as a whole, are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate;

(vi) the issuance or sale of Equity Interests, other than Disqualified Stock, of the Company to any Affiliate or to any director, officer, employee or consultant of the Company, any direct or indirect parent company of the Company or any Subsidiary of the Company;

(vii) the grant of stock options or similar rights to officers, employees, consultants and directors of the Company and, to the extent otherwise permitted under this Indenture, any Restricted Subsidiary, pursuant to plans approved by the Board of Directors of the Company and the issuance of securities pursuant thereto;

(viii) advances or reimbursements to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(ix) any transactions effected as part of a Qualified Receivables Transaction;

(x) any employment, consulting, service or termination agreements, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries, including amounts paid pursuant to employee benefit plans, employee stock option or similar plans, in each case in the ordinary course of business and approved by the Board of Directors of the Company; and

(xi) any capital contribution made by the Company or a Restricted Subsidiary to a joint venture to the extent otherwise permitted under this Indenture.

Section 4.09 Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, to the date of purchase, subject to the rights of the Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, in accordance with the terms contemplated in this Section 4.09; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase Notes pursuant to this Section 4.09 in the event that the Company has exercised its right to redeem such Notes in accordance with Article Three of this Indenture. In the event that at the time of such Change of Control the terms of other senior Indebtedness restrict or prohibit the repurchase of Notes pursuant to this Section 4.09, then prior to the mailing of the notice to the Holders provided for in Section 4.09(b) but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all other senior Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all such other senior Indebtedness, as the case may be, and repay such senior Indebtedness of each lender who has accepted such offer, or (ii) obtain the requisite consent under the agreements governing such senior Indebtedness to permit the repurchase of the Notes as provided for in Section 4.09(b).

(b) Within 30 days following any Change of Control, except to the extent the Company has exercised its right to redeem Notes in accordance with Article Three of this Indenture, the Company will mail a notice (a “Change of Control Offer”) to each Holder of Notes with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of the Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv) the instructions determined by the Company, consistent with this Section 4.09, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Company under this Section shall be delivered to the Trustee for cancellation, and the Company shall pay (or cause to be paid) the purchase price plus accrued and unpaid interest to the Holders entitled thereto.

(e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

(f) Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.09 and elsewhere in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding clause (f) will have the status of Notes issued and outstanding.

(h) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.09. A Note shall be deemed to have been accepted for purchase at the time the Trustee or Paying Agent, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

(i) Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officers’ Certificate stating that all conditions precedent contained herein regarding the right or obligation of the Company to make such Change of Control Offer have been complied with.

(j) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.09, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

Section 4.10 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge, the Company has kept, observed, performed and fulfilled its obligations under this Indenture and is not in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest (if any) on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within ten Business Days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.11 Note Guarantees.

(a) If the Company or any of its Restricted Subsidiaries acquires or creates any other Domestic Subsidiary on or after the date of this Indenture that becomes a guarantor under the ABL Credit Facility, then each such newly acquired or created Domestic Subsidiary must become a Guarantor and (i) execute a supplemental indenture, (ii) deliver an Opinion of Counsel to the Trustee, (iii) execute any applicable joinders or supplements to, or otherwise become party to, the Security Documents in order to grant and perfect a Lien to the Collateral Trustee for the benefit of the holders of Secured Obligations on the Collateral owned by such Domestic Subsidiary and (iv) execute a joinder or supplement to, or otherwise become party to, the Intercreditor Agreement, in each case within 30 Business Days of the date of such acquisition or creation (or such later date as provided in the ABL Debt Documents).

(b) The Company will not permit any of its Restricted Subsidiaries (other than Foreign Subsidiaries), directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Guarantor (including, but not limited to, any Indebtedness under any Credit Facility) unless such Restricted Subsidiary is a Guarantor or within 30 Business Days of the date of such incurrence executes and delivers to the Trustee a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior in right of payment to or pari passu in right of payment with such Subsidiary’s Guarantee of such other Indebtedness, executes and delivers to the Trustee or the Collateral Trustee, as applicable, any applicable Security Documents and takes all actions required under the Security Documents to perfect the Liens created thereunder. The form of the Supplemental Indenture is attached as Exhibit B and the form of the Note Guarantee is attached as Exhibit C.

(c) Notwithstanding Section 4.11(a) and (b), any Note Guarantee may provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described under Section 12.08.

Section 4.12 [Reserved]

Section 4.13 Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

Section 4.14 Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office of the Trustee or Registrar or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 13.01.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the corporate trust office of the Trustee or its Paying Agent as such office or agency of the Company in accordance with Section 2.04.

Section 4.15 Further Assurances; Insurance.

(a) The Company and each Guarantor will do or cause to be done all acts and things that may be required (including, without limitation, the filing of all financing statements and continuations thereof), or that the Collateral Trustee from time to time may reasonably request in accordance with the requirements of the Security Documents, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

(b) Upon the reasonable request of the Collateral Trustee or any Secured Debt Representative at any time and from time to time, the Company and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as may be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents), in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Obligations.

(c) The Company and the Guarantors are required to:

(i) keep their properties adequately insured at all times by financially sound and reputable insurers;

(ii) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(iii) maintain such other insurance as may be required by law; and

(iv) maintain such other insurance as may be required by the Security Documents.

(d) Upon the request of the Collateral Trustee, the Company and the Guarantors will furnish to the Collateral Trustee certificates of insurance as to their property and liability insurance carriers on the Collateral. The Collateral Trustee will be named as an additional insured on all property and casualty insurance policies of the Company and the Guarantors in respect of the Collateral, and the Collateral Trustee will be named as loss payee as its interests may appear, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the Guarantors.

(e) Upon reasonable request by the Collateral Trustee, the Company shall, within a reasonable amount of time after receipt of such request, use their commercially reasonable efforts to correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any document or instrument relating to any Collateral.

(f) Without limiting any other provision in this Section 4.15 or in any Security Document, if the Company or any Guarantor acquires or otherwise obtains any owned real property (other than Excluded Assets) after the Issue Date or determines that any existing owned real property is not an Excluded Asset (“New Mortgaged Property”), the Company shall deliver or cause to be delivered to the Collateral Trustee within ninety (90) days of the acquisition of such New Mortgaged Property or of such determination with respect to existing owned real property, (i) a counterpart of a Mortgage to be entered into with respect to such New Mortgaged Property duly executed and acknowledged by the record owner of such New Mortgaged Property and suitable for recording or filing, together with evidence that the same has been delivered for recording in all recording offices necessary to create a perfected first Lien on such New Mortgaged Property and that all recording fees, mortgage taxes and other fees necessary to properly record such Mortgage have been paid; provided, however, that the Collateral Trustee’s right to recover against any such New Mortgaged Property shall be limited to 110% of the Fair Market Value of such New Mortgaged Property, (ii) an ALTA lender’s title insurance policy or an unconditional commitment therefor, fully paid by the Company or such Guarantor, issued by First American Title Insurance Company (or such other title insurance company as shall be reasonably acceptable to the Collateral Trustee), with extended coverage, in a coverage amount as is customary for similarly situated properties of similar Fair Market Value in the same city, county and state as such New Mortgaged Property and insuring the Lien of the Mortgage with respect to such New Mortgaged Property as a valid first Lien thereon, free of any other Liens except Permitted Liens, together with such customary endorsements thereto (including, without limitation, a zoning endorsement, where available, or in any case where a zoning endorsement is not available, a zoning report from the Planning and Zoning Resource Corp., in form and substance reasonably acceptable to the Collateral Trustee), coinsurance and reinsurance as is customary for similarly situated properties of similar Fair Market Value in the same city, county and state as such New Mortgaged Property, (iii) an existing or new survey of such New Mortgaged Property which, together with any affidavits required by the title insurance company to be executed by the owner of such New Mortgaged Property, permit the title insurance company to issue the title insurance policy referenced in the foregoing clause (ii) with full coverage over survey matters and all survey-related endorsements (to the extent available in the applicable jurisdiction), (iv) if required, a Uniform Commercial Code fixture financing statement covering the fixtures located at such New Mortgaged Property, in form and substance reasonably acceptable to the Collateral Trustee, (v) an opinion of local counsel for the Company in the jurisdiction in which such New Mortgaged Property is located with respect to the due authorization, execution, delivery and enforceability of the applicable Mortgage and such other matters as the Collateral Trustee shall reasonably request, in form and substance reasonably acceptable to the Collateral Trustee, and (vi) such other documents and other items, including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Trustee may reasonably request with respect to any such New Mortgaged Property. At the Trustee’s request the Company shall deliver to the Trustee an Officer’s Certificate stating that any or all of the requirements or conditions of this Section 4.15(f) have been met prior to the Trustee taking any action with respect to any such New Mortgaged Property. All such New Mortgaged Property shall be added to the Collateral and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such New Mortgaged Property to the same extent and with the same force and effect.

Section 4.16 Taxes. The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, any material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes. The obligations in this Section 4.16 shall survive any termination, defeasance or satisfaction and discharge of the Notes.

Section 4.17 Suspension of Covenants on Achievement of Investment Grade Status. Following the first day:

(a) the Company has achieved a corporate family rating that is an Investment Grade Rating from both Ratings Agencies; and

(b) no Default or Event of Default has occurred and is continuing under this Indenture

(the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day and continuing until the Reversion Date (as defined below), the Company and its Restricted Subsidiaries will not be subject to the provisions of this Indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	Section 4.03,

•	Section 4.04,

•	Section 4.05,

•	Section 4.06,

•	Section 4.07,

•	Section 4.08, and

•	Section 5.01.

If at any time the corporate family rating of the Company ceases to have such Investment Grade Rating by one or both Rating Agencies or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will, from such date and thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Company subsequently attains a corporate family rating that is an Investment Grade Rating from both Ratings Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Company maintains a corporate family rating that is an Investment Grade Rating from both Ratings Agencies and no Default or Event of Default is in existence); provided, however that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to one of the clauses (other than pursuant to Section 4.03(b)) (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.03, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though the covenants described under Section 4.04 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of Section 4.04(a)(i) to the extent set forth in such covenant.

The Company shall notify the Trustee promptly upon the occurrence of either a Covenant Suspension Event or a Reversion Date.

ARTICLE FIVE

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

(a) The Company will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(i) either (a) the Company is the surviving corporation; or (b) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, assignment, lease, transfer, conveyance or other disposition shall have been made (collectively, the “Successor”) (i) is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that if such Person is a limited liability company or partnership (A) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, or (B) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any state thereof or the District of Columbia, is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith) and (ii) assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to supplemental indentures or agreements reasonably satisfactory to the Trustee and the Collateral Trustee (provided that the Company shall deliver to the Trustee an Officers’ Certificate stating that such consolidation, merger or sale of assets complies with this Article Five);

(ii) immediately after giving effect to such transaction no Default or Event of Default has occurred and is continuing;

(iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom, on a pro forma basis the Fixed Charge Coverage Ratio of the Company or the Successor would be either (x) such that the Company or the Successor would be entitled to Incur at least $1.00 of additional Indebtedness under such Fixed Charge Coverage Ratio test set forth in Section 4.03(a) or (y) greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

(iv) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this Section 5.01, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and this Indenture; and

(v) the Successor (if other than the Company) executes and delivers the Security Documents and provides Collateral to the Collateral Trustee in accordance therewith.

(b) The provision described in clause (iii) of Section 5.01(a) will not apply to any merger, consolidation or sale, assignment, lease, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Section 5.02 Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the Company shall not be relieved from the obligation to pay the principal of, and premium (if any) and interest on, the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Company’s assets that meets the requirements of Section 5.01.

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. Each of the following is an event of default (an “Event of Default”):

(a) a Default for 30 consecutive days in any payment when due of interest, on the Notes,

(b) a Default in the payment when due of principal of, or premium (if any) on, the Notes,

(c) the Company or any of its Restricted Subsidiaries fails to comply with its obligations under Article Five,

(d) the Company or any of its Restricted Subsidiaries fails to comply with its obligations under Section 4.06 and Section 4.09 and such failure continues for 30 days after notice by the Trustee or by holders of at least 25% in principal amount of the then-outstanding Notes,

(e) the Company or any of its Restricted Subsidiaries fails to comply with any other agreements in this Indenture, the Intercreditor Agreement or any other Security Document and such failure continues for 60 days after notice by the Trustee or by holders of at least 25% in principal amount of the then outstanding Notes,

(f) Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture (other than Indebtedness owing to the Company or a Restricted Subsidiary that is a Significant Subsidiary), if that Default:

(i) is caused by a failure to make any payment when due at the final maturity (after any applicable grace period) of such Indebtedness; or

(ii) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Default this Section 6.01(f), or the maturity of which has been so accelerated, aggregates $30.0 million or more,

(g) the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency; or

(v) admits it is insolvent or admits in writing its inability to pay its debts as they become due,

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary for all or substantially all of the property of the Company or for any such Restricted Subsidiary; or

(iii) orders the liquidation or winding up of the Company or any Restricted Subsidiary that is a Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 consecutive days.

(i) failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers, which judgments are not discharged, waived or stayed for a period of 60 days,

(j) any Note Guarantee of a Guarantor ceases to be in full force and effect (except as contemplated by the terms thereof) or the Company or any Guarantor denies or disaffirms its obligations under this Indenture or any Note Guarantee and such event continues for ten (10) days,

(k) unless all of the Collateral has been released from the Liens in accordance with the provisions of the Secured Debt Documents, either the Company or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest in the Collateral is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Company, the Company fails to cause such Subsidiary to rescind such assertions within 30 days after the Company has actual knowledge of such assertions,

(l) any Secured Debt Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, other than in accordance with the terms of the relevant Secured Debt Document and this Indenture, or

(m) except as permitted by this Indenture or the Security Documents, any Priority Lien purported to be granted under any Secured Debt Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $30.0 million ceases to be an enforceable and perfected first-priority Lien, subject only to Permitted Liens.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. Notwithstanding anything to the contrary herein, the Company will not be deemed to have failed to comply with any of its obligations under Section 4.02 until 120 days after the date any report or document is due to the Trustee, the Collateral Trustee or the Holders of the Notes.

The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under clause (d) or (e) above shall not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the Default and the Company does not cure such Default within the time specified in clause (d) and (e) above or otherwise after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” The Company shall deliver to the Trustee, within ten (10) days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or Section 6.01(h)) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be immediately due and payable (a “Declaration”). Upon such a Declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(g) or Section 6.01(h) occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without Declaration, Notice of Default or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the then outstanding Notes (the “Majority Holders”) by notice to the Trustee may rescind an acceleration due to a Declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of, or premium (if any) and interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless each such Holder shall have offered to the Trustee and the Trustee shall have received, if requested, security, pre-funding and/or indemnity satisfactory to it against any loss, costs, liability or expense (including reasonable attorneys’ fees and expenses) that might be incurred by it in connection with the request or direction.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04 Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a Declaration, the Majority Holders by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of, or premium (if any) and interest on, a Note. The Company shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. In case of any such waiver, the Company, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority. The Majority Holders have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or the Security Documents or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture in relation to the Notes, the Trustee shall be entitled to indemnification from the Holders satisfactory to it in its sole discretion against all losses and expenses (including reasonable attorneys’ fees and expenses) caused by taking or not taking such action.

Section 6.06 Limitation on Suits.

(a) Except to enforce the right to receive payment of principal of, premium (if any) or interest on any Notes on or after the due date expressed in the Notes or this Indenture (which right shall not be impaired or affected without the consent of the Holder), no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(ii) Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy,

(iii) such Holder or Holders have offered the Trustee reasonable security or indemnity to it against any loss, liability or expense,

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of reasonable security or indemnity to it, and

(v) the Majority Holders have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder of Notes.

Section 6.07 Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of, premium (if any) and interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes shall not be impaired or affected without the consent of the Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and premium (if any) and on any unpaid interest (to the extent lawful) at the rate provided for in Section 4.01 and the Notes) and the amounts provided for in Section 7.07.

Section 6.09 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for compensation, expenses, disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the Holders allowed in any judicial proceedings relative to the Company or any Guarantor (or any other obligor upon the Notes), their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

Section 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, respectively; and

THIRD: to the Company or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to the Holders pursuant to this Section. At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Waiver of Stay, Extension and Usury Laws. The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 6.13 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE SEVEN

TRUSTEE

Section 7.01 Duties of Trustee. Except to the extent, if any, provided otherwise in the TIA (as from time to time in effect):

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and the Security Documents and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 or exercising any trust or power conferred upon the Trustee under this Indenture with respect to the Notes; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in exercise of any of its rights or powers.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and, if applicable, to the provisions of the TIA, and the provisions of this Article Seven shall apply to the Trustee in its role as Registrar, Paying Agent and Notes Custodian.

Section 7.02 Rights of Trustee. (a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its counsel or agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its own selection (at the reasonable expense of the Company) and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company, personally or by agent or attorney, at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

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(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee and the Trustee shall have received, if requested, security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities (including reasonable attorneys’ fees and expenses) which might be incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(j) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(k) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Company or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the TIA (as in effect at such time), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Paying Agent or Registrar may do the same with like rights and duties. The Trustee is subject to Section 7.10 and Section 7.11.

Section 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Note Guarantee or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement of the Company or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representation regarding, and shall have no responsibility or liability for, the sufficiency or adequacy of the Company’s or Guarantor’s insurance coverage. The Trustee shall not be charged with knowledge of any Default or Event of Default (except those Defaults or Events of Default described in Section 6.01(a) or Section 6.01(b)) or of the identity of any Significant Subsidiary of the Company unless either (a) a Responsible Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.01 hereof from the Company, any Guarantor or any Holder. For purposes of this Indenture and in relation to the Trustee, “actual knowledge” or “actually known” means the receipt of written notice of such Default or Event of Default without any duty to make any investigation with regard thereto.

Section 7.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in the payment of principal of, or premium (if any) interest on, any Note, the Trustee may withhold from the Holders of Notes notice of any Default or Event of Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 Reports by Trustee to the Holders. Within 60 days after each September 30 beginning with the September 30 following the date of this Indenture, the Trustee shall mail to each Holder a brief report dated as of such September 30 with respect to each of the events listed in TIA § 313(a)(1)-(5), (7) and (8), but only to the extent such events have occurred during the 12 months prior to such September 30. The Trustee shall have no obligation to provide to the Holders any report with respect to the events referred to in TIA § 313(a)(6). The Trustee shall also comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports required by this Section 7.06 as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange (if any) on which the Notes are listed in accordance with TIA § 313(d). The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.07 Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Company and/or as otherwise agreed from time to time in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company and each Guarantor, jointly and severally, shall indemnify the Trustee against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses (including reasonable attorneys’ fees and expenses) of enforcing this Indenture or Note Guarantee against the Company or a Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Company, any Guarantor, any Holder or any other Person). The Trustee shall notify the Company and/or the Guarantors, as the case may be, promptly of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company and/or the Guarantors, as the case may be, shall not relieve the Company or any such Guarantor of its indemnity obligations hereunder unless and to the extent the failure to notify the Company and/or the Guarantors materially impairs the Company or any Guarantor’s ability to defend such claim. The Company shall defend the claim and the indemnified party shall provide reasonable cooperation at the Company’s expense in the defense. Such indemnified parties may have separate counsel and the Company and the Guarantors, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and the Guarantors, as applicable, and such parties in connection with such defense; provided, further, that the Trustee may elect to defend such claim itself and any commercially reasonable costs incurred shall be for the account of the Company. The Company or and the Guarantors need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own willful misconduct, gross negligence or bad faith. The Company and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld, delayed or conditioned. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Company’s and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

The Company’s and the Guarantors’ payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after the occurrence of a Default or Event of Default specified in Section 6.01(g) or Section 6.01(h) with respect to the Company, the expenses and the compensation for services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under the Bankruptcy Law.

Section 7.08 Replacement of Trustee.

(a) The Trustee may resign at any time and be discharged from the trust created hereby by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a Custodian or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting hereunder.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Upon delivery of such acceptance, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee under this Indenture and the Notes to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s and the Guarantors’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation of the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. The Trustee shall at all times satisfy the requirements of TIA §§ 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

Section 7.12 Appointment of Co-Trustee.

(a) Notwithstanding any other provisions of this Indenture, at any time, solely for the purpose of meeting any legal requirement of any jurisdiction in which any part of the trust may at the time be located, the Trustee shall, upon notifying the Company, have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the trust, and to vest in such Person or Persons, in such capacity and for the benefit of the holders of the Secured Obligations, such title to the trust, or any part hereof, and subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. Any appointment of a co-trustee or a separate trustee pursuant to this Section 7.12 shall require the prior written consent of the Company. If such co-trustee or co-trustees, or separate trustee or separate trustees, is or are appointed, the reasonable costs and expenses incurred by the Trustee in connection with such appointment shall be for the account of the Company. Any co-trustee or separate trustee appointed hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.10, unless such requirement is waived at the Company’s discretion, and no notice to holders of the Secured Obligations of the appointment of any co-trustee or separate trustee shall be required under Section 7.08.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee, subject to the Company’s prior consent.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee with a copy to the Company.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee, its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

ARTICLE EIGHT

EIGHT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight. Notwithstanding anything to the contrary in this Article Eight, the Company’s obligations in this Article Eight and Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09 and 2.10 shall survive until the Notes have been paid in full.

Section 8.02 Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all Notes and Security Documents and all obligations of the Guarantors shall be deemed to have been discharged with respect to their obligations under the Note Guarantees and the Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes and the Security Documents and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the Note Guarantees and the Security Documents, which Notes and Note Guarantees shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) of this Section 8.02, and to have satisfied all their other obligations under the Notes, Note Guarantees, Security Documents and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the Company’s obligations with respect to the Notes under Article Two concerning temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the Company’s obligations under Section 4.14, (b) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder and the Collateral Trustee under the Security Documents and the Company’s and the Guarantors’ obligations in connection therewith and (c) this Article Eight. Subject to compliance with this Article Eight, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes so defeased may not be accelerated because of an Event of Default.

Section 8.03 Covenant Defeasance. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14 and 4.15 and the operation of Section 5.01 and 12.03 of this Indenture with respect to the Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c), (d), (e), (f), (i), (j), (k), (l) and (m) shall not constitute Events of Default and shall not result in the related acceleration of the payment of the Notes as a result thereof.

Section 8.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or Section 8.03 to the outstanding Notes:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or premium (if any) and interest on, the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(g) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(h) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to and in compliance with Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium (if any) and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against payment of any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Notwithstanding anything to the contrary in this Article Eight, the Trustee or Paying Agent shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which delivery shall only be required if Government Securities have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

(d) Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of the Notes at a future date in accordance with Article Three.

Section 8.06 Repayment to Company. Subject to any applicable escheat or other abandoned property law, the Trustee or Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of, premium (if any) or interest on, any Note that remains unclaimed for two years after such amounts have become due and payable, and, thereafter, Holders entitled to the money must look to the Company for payment as a general creditor, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with this Article Eight; provided, however, that, if the Company has made any payment of principal of, or premium (if any) or interest on, any such Notes following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01 Without Consent of the Holders.

(a) Notwithstanding Section 9.02, the Company, the Guarantors, and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents without the consent of any Holder of a Note:

(i) to cure any ambiguity, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, in either case as permitted by Section 4.11 or Section 5.01;

(iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect, in any material respect, the legal rights under this Indenture of any such Holder;

(v) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA, if applicable;

(vi) to comply with Section 4.11;

(vii) to conform the text of this Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the section of the Offering Memorandum entitled “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees or the Security Documents;

(viii) to evidence and provide for the acceptance of appointment by a successor Trustee (provided that the successor Trustee is otherwise qualified and eligible to act as such under this Indenture) or to provide for a successor or replacement Collateral Trustee under the Security Documents;

(ix) to provide for the issuance of Additional Notes in accordance with this Indenture;

(x) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(xi) to grant, perfect, maintain or preserve any Lien for the benefit of the Holders of the Notes;

(xii) to provide for the release of Collateral from the Lien of this Indenture and the Security Documents when permitted or required by the Security Documents or this Indenture or to otherwise amend any Security Document with respect to the ABL Collateral in a manner consistent with any corresponding amendment to the Security Documents governing the ABL Collateral so long as such amendment does not result in a release of Collateral not otherwise permitted by the Security Documents or this Indenture; or

(xiii) as provided in the Collateral Trust Agreement.

(b) In addition, the Collateral Trustee and the Trustee will be authorized to amend the Security Documents to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under this Indenture and that after so securing any such additional secured parties, the amount of Priority Lien Debt does not exceed the Priority Lien Cap, as evidenced in an Officers’ Certificate.

(c) Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of any documents requested under Section 7.02(b), the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained; provided, however, that the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

After an amendment under this Article Nine becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Article Nine.

Section 9.02 With Consent of the Holders.

(a) Except as otherwise provided in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the related Security Documents with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes), and, subject to Section 6.04 and Section 6.07, any past Default or Event of Default or non-compliance with, or requirement for future compliance with, any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or change the time for payment of interest on, any Note;

(iii) reduce the principal of or change the Stated Maturity of any Note;

(iv) waive or reduce any payment or premium payable upon the redemption or purchase of any Note or change the time at which any Note may be redeemed as described in Section 3.01;

(v) make any Note payable in money or currency other than that stated in such Note;

(vi) impair the right of any Holder to receive payment of principal of, premium (if any) or interest on, such Holder’s Notes on or after the due dates therefor (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or the right to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(vii) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium (if any) or interest on, the Notes;

(viii) make any change in the amendment and waiver provisions herein which require each Holder’s consent;

(ix) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(x) expressly subordinate such Note or any Note Guarantee to any other Indebtedness of the Company or any Guarantor or make any other change in the ranking or priority of any Note that would materially and adversely affect the Holders;

(xi) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 4.06 after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.09 after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(xii) except as otherwise permitted under this Indenture, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under this Indenture; or

(xiii) make any change in the provisions of the Security Documents or the Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any amendment, supplement or waiver of this Indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such amendment, supplement or waiver, whether or not such Holders remain Holders after such record date;

provided that, unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(c) Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amendment, supplement or waiver of this Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(b), the Trustee shall join with the Company and the Guarantors in the execution of such amendment, supplement or waiver unless such amendment, supplement or waiver directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment, supplement or waiver.

(d) After an amendment, supplement or waiver under this Article Nine becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Article Nine.

(e) Subject to Section 11.07, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment to, or waiver of, the provisions of the Indenture or the Security Documents that has the effect of releasing all or substantially all of the Collateral from the Liens of this Indenture and the Security Documents shall be effective (but only to the extent any such consent is required under the Collateral Trust Agreement).

(f) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.03 Revocation and Effect of Consents and Waivers. Subject to Section 9.02(b), until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, subject to Section 9.02(b), any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder. An amendment, supplement or waiver becomes effective upon the (i) receipt by the Company, with copies of such consents provided to the Trustee, of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment, supplement or waiver and (iii) execution of such amendment, supplement or waiver (or supplemental indenture) by the Company and the Trustee.

Section 9.04 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and, upon a written order of the Company signed by an Officer, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article Nine if such amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, (i) an Officers’ Certificate, (ii) and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and the Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, (iii) if requested by the Trustee, a copy of the Board Resolution, certified by the Secretary or Assistant Secretary of the Company, authorizing the execution of such amendment, supplement or waiver and (iv) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the Trustee of the consent of the Holders required to consent thereto.

Section 9.06 Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class, and no right shall exist under the Notes to vote or consent as a class separate from one another on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article Nine and Section 2.14.

ARTICLE TEN

SATISFACTION AND DISCHARGE

Section 10.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration or transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i) either: (A) all the Notes that have been authenticated (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) and have been delivered to the Trustee for cancellation or (B) all of the Notes (I) have become due and payable, (II) will become due and payable at their Stated Maturity within one year or (III) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee cash in U.S. dollars, Government Securities, or a combination thereof, in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowing);

(iii) the Company and/or the Guarantors have paid all other sums payable under this Indenture; and

(iv) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

The Collateral will be released from the Lien securing the Notes, as provided in Section 11.07, upon a satisfaction and discharge in accordance with the provisions described above.

(b) Notwithstanding the above, the Trustee shall pay to the Company from time to time upon its request any cash or Government Securities held by it as provided in this Section 10.01 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge under this Article Ten.

(c) After the conditions to discharge contained in this Article Ten have been satisfied, and the Company has paid or caused to be paid all other sums payable hereunder by the Company, and delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of the obligations of the Company and the Guarantors under this Indenture (except for those surviving obligations specified in this Section 10.01).

Section 10.02 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 10.03, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 10.01 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal of, and premium (if any) and interest on, the Notes, but such money need not be segregated from other funds except to the extent required by law.

Section 10.03 Repayment to the Company. Subject to any applicable escheat or other abandoned property law, the Trustee or Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of, premium (if any) or interest on, any Note that remains unclaimed for two years after such amounts have become due and payable, and, thereafter, Holders entitled to the money must look to the Company for payment as a general creditor, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

ARTICLE ELEVEN

COLLATERAL AND SECURITY

Section 11.01 Security Documents. The payment of the principal of and interest, premium, if any, on the Notes when and as the same shall become due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantees, the payment of all other Notes Obligations and the performance of all other obligations of the Company and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents, certain of which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture.

The Company and each of the Guarantors consents and agrees to be bound by the terms of the Security Documents, as the same may be in effect from time to time, and agrees to perform its obligations thereunder in accordance therewith. The Company and each of the Guarantors will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents to assure and confirm to the Collateral Trustee the security interest in the Collateral contemplated by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes. The Company will take, and will cause its Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Priority Lien Obligations, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Collateral Trustee for the benefit of the Holders of Notes, holders of other Priority Lien Obligations, to the extent required by, and with the Lien priority required under, the Secured Debt Documents.

Section 11.02 Collateral Trust Agreement and Intercreditor Agreement. Article Six, this Article Eleven and the provisions of each Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement and the Intercreditor Agreement. The Company and each of the Guarantors consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement and the Intercreditor Agreement, in each case as the same may be in effect from time to time, and in each case to perform its obligations thereunder in accordance with the terms therewith.

Section 11.03 Collateral Trustee.

(a) Subject to Section 7.01 and the Collateral Trust Agreement, neither the Trustee nor the Collateral Trustee nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Priority Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Priority Liens or Security Documents or any delay in doing so.

(b) The Collateral Trustee will be subject to such directions as may be given it by the Trustee, by any Priority Lien Representative or by any Act of Required Debtholders from time to time as required or permitted by this Indenture and any other Priority Lien Document. Except as directed by the Trustee, by any Priority Lien Representative or by any Act of Required Debtholders, the Collateral Trustee will not be obligated:

(i) to act upon directions purported to be delivered to it by any other Person;

(ii) to foreclose upon or otherwise enforce any Lien; or

(iii) to take any other action whatsoever with regard to any or all of the Liens, the Security Documents or the Collateral.

(c) Subject to the provisions of Section 7.01 and Section 7.02, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Trustee to take all actions it deems necessary or appropriate in order to:

(i) foreclose upon or otherwise enforce any or all of the Priority Liens;

(ii) enforce any of the terms of the Security Documents to which the Collateral Trustee or Trustee is a party; or

(iii) collect and receive payment of any and all Notes Obligations.

(d) The Trustee is authorized and empowered to institute and maintain, or direct the Collateral Trustee to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Priority Liens or the Security Documents to which the Collateral Trustee or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Trustee or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Trustee may deem expedient (or as directed by an Act of Required Debtholders) to preserve or protect its interests and the interests of the Holders in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders, the Trustee or the Collateral Trustee.

(e) The Collateral Trustee will be accountable only for amounts that it actually receives as a result of the enforcement of the Priority Liens or Security Documents.

(f) The Collateral Trustee may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article Seven hereof.

(g) Neither the Company nor any of its Affiliates nor any Secured Debt Representative may serve as Collateral Trustee; provided that the Trustee may serve as Collateral Trustee so long as the Notes are Priority Lien Obligations.

(h) At all times when the Trustee is not itself the Collateral Trustee, the Company will deliver to the Trustee copies of all Security Documents delivered to the Collateral Trustee and copies of all documents delivered to the Collateral Trustee pursuant to this Indenture and the Security Documents.

Section 11.04 Authorization of Actions to Be Taken.

(a) Each Holder, by its acceptance of Notes, consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee and the Collateral Trustee to enter into the Security Documents to which it is a party, and authorizes and empowers the Trustee and the Collateral Trustee to hold all Liens on the Collateral created by the Security Documents for their benefit and to bind the Holders and other holders of Notes Obligations as set forth in the Security Documents to which it is a party and to perform its obligations and exercise its rights and powers thereunder, in each case subject to the provisions of the Intercreditor Agreement.

(b) The Collateral Trustee and the Trustee are authorized and empowered to receive for the benefit of the Holders any funds collected or distributed under the Security Documents to which the Collateral Trustee or Trustee is a party and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.05 Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt. Notwithstanding:

(i) anything to the contrary contained in the Security Documents;

(ii) the time of incurrence of any Series of Priority Lien Debt;

(iii) the order or method of attachment or perfection of any Liens securing any Series of Priority Lien Debt;

(iv) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Series of Priority Lien Debt;

(v) the time of taking possession or control over any Liens securing any Series of Priority Lien Debt;

(vi) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(vii) the rules for determining priority under any law governing relative priorities of Liens,

all Priority Liens granted at any time by the Company or any Guarantor will secure, equally and ratably, all present and future Priority Lien Obligations; provided, however, the 6.25% Notes share equally and ratably only with respect to the Collateral that consists of capital stock of principal subsidiaries and certain property constituting “Principal Property” under the indenture governing the 6.25% Notes as in effect on the Issue Date.

This Section 11.05 is intended for the benefit of, and shall be enforceable by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the Collateral Trustee, as holder of Priority Liens, in each case as a third party beneficiary. No other Person shall be entitled to rely on, have the benefit of or enforce those provisions.

The Priority Lien Representative of each future Series of Priority Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Trustee and the Trustee, and the Company shall deliver an Officers’ Certificate to the Trustee, at the time of incurrence of such Series of Priority Lien Debt.

Section 11.06 Relative Rights. Nothing in the Note Documents shall:

(i) impair, as between the Company and the Holders of the Notes, the obligation of the Company to pay principal of and interest, premium, if any, on the Notes in accordance with their terms or any other obligation of the Company or any Guarantor under the Note Documents;

(ii) affect the relative rights of Holders of Notes as against any other creditors of the Company or any Guarantor (other than holders of Liens securing ABL Debt Obligations, Permitted Prior Liens or other Priority Liens) as provided in the Security Documents;

(iii) restrict the right of any Holder of Notes to sue for payments that are then due and owing (but not the right to enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by Sections 2.2, 2.4, 2.6, 3 or 5 of the Intercreditor Agreement or Sections 2.6, 3.3 or 7.21 of the Collateral Trust Agreement);

(iv) restrict or prevent any Holder of Notes or holder of other Priority Lien Obligations, the Collateral Trustee or any other Person from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by Sections 2.2, 2.4, 2.6, 3 or 5 of the Intercreditor Agreement or Sections 2.6, 3.3 or 7.21 of the Collateral Trust Agreement; or

(v) restrict or prevent any Holder of Notes or holder of other Priority Lien Obligations, the Trustee, the Collateral Trustee or any other Person from taking any lawful action in an Insolvency or Liquidation Proceeding not specifically restricted or prohibited by Section 2.6 or 5 of the Intercreditor Agreement or Sections 2.6, 3.3, or 7.21 of the Collateral Trust Agreement.

Section 11.07 Release of Liens. The Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and holders of such other Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of this Indenture in accordance with Article Ten;

(2) upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article Eight;

(3) upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(4) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article Nine; or

(5) if and to the extent required by Section 2.05 of the Intercreditor Agreement.

In addition, the Collateral Trustee’s Liens on the Collateral will be released upon the terms and subject to the conditions set forth in Section 4.1 of the Collateral Trust Agreement.

ARTICLE TWELVE

NOTE GUARANTEES

Section 12.01 Guarantees.

(a) Subject to this Article Twelve, each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, regardless of the validity and enforceability of this Indenture, (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium (if any) and interest on, the Notes and all other monetary obligations of the Company under this Indenture (including interest on the overdue principal of, premium (if any) and interest on, the Notes, if lawful (subject in all cases to any applicable grace period provided herein)) and the Notes and (ii) the full and punctual performance within applicable grace periods of all other monetary obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article Twelve notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company in relation to any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; (vi) the recovery of any judgment against the Company; (vii) any change in the ownership of such Guarantor, except as provided in Section 12.07 or Section 12.08 or (viii) any other circumstance which might constitute a legal or equitable discharge or defense of a Guarantor.

(c) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of, premium (if any) or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee (or as directed by the Holders), forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal of and premium (if any) on such Guaranteed Obligations, (ii) accrued and unpaid interest, on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Holders and the Trustee. Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(d) Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company in respect of such Guaranteed Obligations first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(e) Except as expressly set forth in Article Eight, Section 12.02, Section 12.07 and Section 12.08, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Each Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(g) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article Six, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of the Note Guarantee of such Guarantor. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(h) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any of its rights under this Section 12.01.

(i) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to more effectively carry out the purpose of this Indenture.

Section 12.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute (i) a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law affecting the rights of creditors generally to the extent applicable to its Note Guarantee or (ii) an unlawful distribution under any applicable state law prohibiting stockholder distributions by an insolvent subsidiary to the extent applicable to its Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Twelve, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance or such an unlawful stockholder distribution.

Section 12.03 Successors and Assigns. This Article Twelve shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 12.04 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Twelve shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article Twelve at law, in equity, by statute or otherwise.

Section 12.05 Modification. No modification, amendment or waiver of any provision of this Article Twelve, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 12.06 Execution and Delivery of Note Guarantees and Supplemental Indentures.

(a) To evidence its Note Guarantee set forth in Section 12.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit C shall be endorsed by an Officer of such Guarantor by manual or facsimile signature on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by one of its Officers.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 12.01 shall remain in fill force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(c) If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) In the event that the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the Issue Date,, if required by Section 4.11, the Company shall cause such Domestic Subsidiary to become a Guarantor in accordance with Section 4.11 and this Article Twelve, to the extent applicable.

Section 12.07 Merger and Consolidation of Guarantors.

(a) A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii) either:

(1) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) (A) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that this Section 12.07(a)(ii)(1)(A) shall not apply if such Guarantor is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia) and (B) assumes all the obligations of such Guarantor under this Indenture, the Security Documents and its Note Guarantee pursuant to a supplemental indenture reasonably satisfactory to the Trustee (provided that, at the Trustee’s request, such Guarantor has delivered to the Trustee an Officers’ Certificate of such Guarantor stating that such consolidation, merger or sale of assets and such supplemental indenture complies with this Section 12.07 and joinders to the applicable Security Documents, in form reasonably satisfactory to the Collateral Trustee); or

(2) such sale or other disposition or consolidation or merger complies with Section 4.06.

(b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by a Guarantor, such successor Person shall succeed to and be substituted for a Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the Issue Date.

(c) Except as set forth in Article Five, and notwithstanding clauses (i) and (ii) of Section 12.07(a), nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 12.08 Release of Guarantor.

(a) Any Guarantor will be released and relieved of any obligations under its Note Guarantee:

(i) in connection with any sale or other transfer or disposition of Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of the Company, if the sale of such Capital Stock of that Guarantor complies with Section 4.06 and Section 4.04;

(ii) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under this Indenture; or

(iii) upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to Section 4.11, except a discharge or release by or as a result of payment under such Guarantee.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that one of the foregoing requirements has been satisfied and the conditions to the release of a Guarantor under this Section 12.08 have been met, the Trustee shall promptly execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guarantee.

(b) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 12.08 shall remain liable for the full amount of principal of, and premium (if any) and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article Twelve.

Section 12.09 Additional Guarantors. The Company may, at its option, cause any of its Subsidiaries to be a Guarantor.

ARTICLE THIRTEEN

MISCELLANEOUS

Section 13.01 Notices.

(a) Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile or mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, addressed as follows:

if to the Company or a Guarantor:

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33496

Attention: General Counsel

Facsimile: (561) 438-1629

with a copy to:

Hogan Lovells US LLP

675 Third Avenue

New York, New York 10022

Attention: Amy Bowerman Freed

Facsimile: (212) 918-3100

if to the Trustee:

U.S. Bank National Association

Global Corporate Trust Services

Two Midtown Plaza

1349 W. Peachtree Street, Suite 1050

Atlanta, GA 30309

Attention: Jack Ellerin

Facsimile: (404) 898-2467

The Company, any Guarantor or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications. All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(b) Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.

(c) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it except that notices to the Trustee are effective only if received.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance on such waiver.

(e) In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 13.02 [Reserved].

Section 13.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee upon the request of the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)	a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)	a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 13.05 Treasury Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor shall be disregarded and deemed not to be outstanding. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.06 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of the Holders. The Registrar and Paying Agent may make reasonable rules for their functions.

Section 13.07 Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

Section 13.08 Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD HAVE THE EFFECT OF APPLYING THE LAWS OF ANY OTHER JURISDICTION.

Section 13.09 Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that it has been brought in an inconvenient forum.

Section 13.10 No Recourse Against Others. No past, present or future director, officer, employee, manager, incorporator or holder of any Equity Interests in the Company or of any Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, or the Security Documents for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release under this Section 13.10 are part of the consideration for issuance of the Notes and the Note Guarantees.

Section 13.11 Successors. All agreements of the Company and each Guarantor in this Indenture and the Note Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 13.13 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.14 Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 13.15 Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 13.16 Benefit of Indenture. Nothing in this Indenture, the Notes or the Note Guarantees, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 13.17 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company if made in the manner provided in this Section 13.17.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) Notwithstanding anything to the contrary contained in this Section 13.17, ownership of Notes shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04.

(d) If the Company shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than 11 months after the record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(f) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 13.18 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.19 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 13.20 Force Majeure. The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

OFFICE DEPOT, INC.

By:	/s/ Michael D. Newman
	Name:	Michael D. Newman
	Title:	Executive Vice President and Chief Financial Officer

[Signature page to Indenture]

GUARANTORS:

4SURE.COM, INC.
OD INTERNATIONAL, INC.
SOLUTIONS4SURE.COM, INC.
THE OFFICE CLUB, INC.
VIKING OFFICE PRODUCTS, INC.
OFFICE DEPOT FOREIGN HOLDINGS GP, LLC
OFFICE DEPOT FOREIGN HOLDINGS LP, LLC

By:	/s/ Elisa D. Garcia C.
	Name:	Elisa D. Garcia C.
	Title:	Secretary

[Signature page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jack Ellerin
	Name:	Jack Ellerin
	Title:	Vice President

[Signature page to Indenture]

APPENDIX A

PROVISIONS RELATING TO ORIGINAL NOTES AND

ADDITIONAL NOTES

1.	Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) registered in the name of the Holder thereof that does not include the Global Notes Legend.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor Person thereto, who shall initially be the Trustee.

“Purchase Agreement” means (a) the Purchase Agreement dated March 9, 2012, among the Company, the Guarantors and the Initial Purchasers and (b) any other similar Purchase Agreement relating to Additional Notes.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means one or more global notes substantially in the form of Exhibit A bearing the Global Note Legend and the Regulation S Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that collectively shall be issued in a total aggregate denomination equal to the outstanding principal amount of the Notes sold in reliance on Regulation S.

“Regulation S Legend” means the legend set forth in Section 2.2(f)(ii) herein.

“Restricted Definitive Note” means any Restricted Note that is a Definitive Note.

“Restricted Global Note” means a Restricted Note that is a Global Note.

“Restricted Note” means any Note that bears or is required to bear or is subject to the Restricted Notes Legend or the Regulation S Legend.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Unrestricted Note” means Definitive Notes and any other Notes that are not required to bear, or are not subject to, the Restricted Notes Legend or the Regulation S Legend.

“Unrestricted Global Note” means an Unrestricted Note that is a Global Note.

1.2 Other Definitions.

Defined Term in Section
Agent Members	2.1(b)
Restricted Period	2.1(c)

2.	The Notes.

2.1 Form and Dating.

Appendix A-1

(a) The Original Notes issued on the date hereof will be (i) offered and sold by the Company pursuant to the Purchase Agreement and (ii) resold, initially only to (1) QIBs Rule 144A Global Notes or (2) in offshore transactions in reliance on Regulation S as Regulation S Global Notes (together with the Rule 144A Global Notes, the “Global Notes”). Subject to compliance with the procedures set forth herein, such Original Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more Purchase Agreements in accordance with applicable law.

(b) Global Notes.

(i) The Notes will be initially issued in the form of one or more Global Notes registered in the name of the Depositary and shall be substantially in the form of Exhibit A (and shall include the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto), and will be delivered the Trustee as Notes Custodian for the Depositary thereafter. Upon the issuance of a Global Note, the Depositary or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Note purchased by such Persons in the offering. Such accounts shall be designated by the Initial Purchasers. Ownership of beneficial interests in a Global Note will be limited to Participants or Indirect Participants (collectively, the “Agent Members”). Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary (with respect to Participants’ interests) and such Participants (with respect to Indirect Participants’ interests). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or, if the Notes Custodian and the Trustee are not the same Person, by the Notes Custodian at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.07 of the Indenture and Section 2.2 of this Appendix.

(ii) So long the Depositary is the registered owner of such Global Note, such Depositary will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes whatsoever, including under the Indenture and the Notes.

(iii) Agent Members (x) will not be considered to be the owners or Holders of any Notes under this Indenture for any purpose and shall thus have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its Notes Custodian, or under the Global Notes, and (y) except as set forth in Section 2.2 of this Appendix, will neither be entitled to have the Notes represented by such Global Note registered in their names nor will receive or be entitled to receive Definitive Notes. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such Person is not a Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under this Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary, or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interest to give or take such action and such Participants would authorize Indirect Participants owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) of this Appendix and the Registrar receives the following:

Appendix A-2

(I) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit E to the Indenture; or

(II) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit D to the Indenture;

and, in each such case, if the Company or the Registrar so requests or if the Applicable Procedures of the Depositary so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer or exchange is effected pursuant to this Section 2.1(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company signed by an Officer, the Trustee shall authenticate in accordance with the requirements of the Indenture one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this Section 2.1(b)(iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Regulation S Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Notes Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided. Prior to the expiration of the Restricted Period (as defined below), beneficial interests in the Regulation S Global Note may be held only by persons who are not U.S. persons for purposes of Rule 902 of Regulation S under the Securities Act, unless exchanged for interests in the Rule 144A Global Note in accordance with the transfer and certification requirements described below. “Restricted Period” means the period through and including the 40th day after the latest of the commencement of the offering described in the Offering Memorandum and the original Issue Date of the Notes. The Restricted Period shall be terminated upon the receipt by the Trustee of an Officers’ Certificate certifying that the Restricted Period may be terminated in accordance with Regulation S.

(d) Definitive Notes. Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes will only be issued in compliance with, and under the circumstances described in, Section 2.07 of the Indenture and Section 2.2 of this Appendix.

(e) Euroclear and Clearstream Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Indirect Participants through Euroclear or Clearstream.

Appendix A-3

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if:

(i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and in either case, the Company fails to appoint a successor depositary;

(ii) the Company in its discretion at any time determines not to have any or all the Notes represented by such Global Note; or

(iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Note.

Upon the occurrence of any of the preceding events in clauses (i), (ii) or (iii) of this Section 2.2(a), Definitive Notes (x) shall be issued in fully registered form in such denominations and such names as the Depositary shall instruct the Trustee in accordance with its customary procedures and (y) will bear the restrictive legend referred to in Section 2.2(f) of this Appendix, unless that legend is not required by applicable law. In such circumstance, the Global Note or Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and, upon a written order of the Company signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depositary in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Payment of principal of, and premium, if any, and interest on, the Definitive Notes will be payable, and the transfer of the Definitive Notes will be registrable, at the office or agency of the Company maintained for such purposes; and no service charge will be made for any registration of transfer or exchange of the Definitive Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.10 of the Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.08 or 2.10 of the Indenture shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.2(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b) or (c) of this Appendix.

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures of the Depositary. Beneficial interests in Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes, except in the circumstances described in Section 2.2(a) of this Appendix. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either clause (i) or (ii) of this Section 2.2(b), as applicable, as well as one or more of the other following clauses of this Section 2.2(b), as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

Appendix A-4

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that are not subject to Section 2.2(b)(i) of this Appendix, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both (1) a written order from the Participant given to the Depositary in accordance with the Applicable Procedures of the Depositary directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures of the Depositary containing information regarding the Participant account to be credited with such increase; or

(B) provided that such transfers are otherwise allowed pursuant to Section 2.2(a) of this Appendix, both (1) a written order from an Participant given to the Depositary in accordance with the Applicable Procedures of the Depositary directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in subclause (1) of this Section 2.2(b)(ii)(B).

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(h) of this Appendix.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives from the transferor a certificate in the form of Exhibit D to the Indenture.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.2(a) of this Appendix. A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.2(a) of this Appendix. The Restricted Notes Legend shall be affixed to Restricted Definitive Notes issued as required by law.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit E to the Indenture;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate from such Holder in the form of Exhibit D to the Indenture;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such Holder in the form of Exhibit D to the Indenture;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such Holder in the form of Exhibit D to the Indenture;

Appendix A-5

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate from such Holder in the form of Exhibit D to the Indenture;

the Trustee shall cancel the Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Restricted Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(I) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit E to the Indenture; or

(II) if the Holder of such Restricted Definitive Notes proposes to transfer such Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit D to the Indenture, and, in each such case, if the Company or the Registrar so requests or if the applicable procedures of the Depositary so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company signed by an Officer, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Restricted Definitive Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of a written order of the Company signed by an Officer, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv) Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

Appendix A-6

(i) Restricted Definitive Notes to Restricted Definitive Notes. A Restricted Definitive Note maybe transferred to and registered in the name of a Person who takes delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit D to the Indenture;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit D to the Indenture;

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit D to the Indenture;

(D) if such transfer will be made to the Company or a Subsidiary thereof, a certificate in the form of Exhibit D to the Indenture.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(I) if the Holder of such Restricted Definitive Note proposes to exchange such Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit E to the Indenture; or

(II) if the Holder of such Restricted Definitive Note proposes to transfer such Restricted Definitive Note to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit D to the Indenture, and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Note pursuant to the instructions from the Holder thereof.

(iv) Unrestricted Definitive Notes to Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee

Appendix A-7

to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(f) Legend.

(i) Restricted Note Legend. Except as permitted by subparagraph (d)(ii), (d)(iii), (e)(ii), (e)(iii), (f)(vi), (f)(vii), (f)(viii) or (f)(ix) of this Section 2.2, or unless otherwise agreed by the Company and the Holder, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) issued otherwise than in reliance on Regulation S shall bear a legend (the “Restricted Notes Legend”) in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRUSTEE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRUSTEE MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Regulation S Legend. Except as permitted by subparagraph (d)(ii), (d)(iii), (e)(ii), (e)(iii), (f)(vii), (f)(viii) or (f)(ix) of this Section 2.2, or unless otherwise agreed by the Company and the Holder, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) issued in reliance on Regulation S shall bear a legend (the “Regulation S Legend”) in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Appendix A-8

(iii) Global Note Legend. Each Global Note shall bear an additional legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OR SECTION 9.04 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.2(b) OF APPENDIX A TO THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.”

(iv) Regulation S Global Note Legend. The Regulation S Global Note shall bear an additional legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(v) [Reserved].

(vi) Upon any sale or transfer of a Restricted Note that is a Definitive Restricted Note, the Registrar shall permit the Holder thereof to exchange such Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Original Note).

(vii) After a transfer of any Original Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Original Notes, all requirements pertaining to the Restricted Notes Legend or the Regulation S Legend on such Original Notes shall cease to apply and the requirements that any such Original Notes be issued in global form shall continue to apply.

(viii) Upon a sale or transfer after the expiration of the Restricted Period of any Original Note acquired pursuant to Regulation S, all requirements that such Original Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Original Note be issued in global form shall continue to apply.

(ix) Any Additional Notes sold in a registered public offering shall not be required to bear the Restricted Notes Legend or the Regulation S Legend.

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

Appendix A-9

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a Participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, member, Indirect Participant or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to the Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information famished by the Depositary with respect to its members, Participants and Indirect Participants.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants, members or Indirect Participants in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-10

EXHIBIT A

[FORM OF FACE OF ORIGINAL NOTE]

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OR SECTION 9.04 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.2(b) OF APPENDIX A TO THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

[Restricted Note Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

[Regulation S Legend]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Each Regulation S Global Note shall bear the following additional legend (as applicable):

THE RIGHTS ATTACHING TO THIS REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRUSTEE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRUSTEE MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF ORIGINAL NOTE]

CUSIP No.

ISIN No.

No.                                                                                               $

OFFICE DEPOT, INC. 9.75%

Senior Secured Notes due 2019

OFFICE DEPOT, INC., a Delaware corporation, for value received, promises to pay to [            ], or its registered assigns, the principal sum of [            ] Dollars ($[            ]) [or such other amount as is listed on the Schedule of Increases or Decreases in Global Note attached hereto]1 on March 15, 2019.

Interest Payment Dates: March 15 and September 15, commencing September 15, 2012.2

Record Dates: March 1 and September 1.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

OFFICE DEPOT, INC.

By:
Name:
Title:

Dated:

[Attach Notation of Note Guarantee for each Guarantor]

[1]	Use the Schedule of Increases and Decreases language if Note is in Global Form.
[2]	Applicable to Original Notes only.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. Bank National Association, as Trustee, certifies that this is one of the Notes referred to in the Indenture

By:
Authorized Signatory

Dated:

*/	If the Note is to be issued in global form, add the Global Notes Legend and the applicable attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES — SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES”.

[FORM OF REVERSE SIDE OF ORIGINAL NOTE]

OFFICE DEPOT, INC.

9.75% Senior Secured Notes due 2019

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest

The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above from the date hereof until maturity. The Company shall pay interest semiannually in arrears on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing September 15, 2012. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from March 14, 2012 until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Company shall pay principal, premium, if any, and interest on the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes. All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

3. Paying Agent and Registrar

Initially, U.S. Bank National Association (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Company issued the Notes under an Indenture dated as of March 14, 2012 (the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms and provisions of the Indenture, and the Holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder, provided certain conditions are met.

5. Optional Redemption

(a) Except as set forth in subparagraph (b) and (c) of this paragraph 5, the Company shall not have the option to redeem the Notes pursuant to this Section prior to March 15, 2016. On or after March 15, 2016 the Company may redeem the Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than

60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, to but not including the applicable redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below, subject to the rights of Holders of record on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
March 15, 2016	104.875%
March 15, 2017	102.438%
March 15, 2018 and thereafter	100.000%

(b) At any time and from time to time on or prior to March 15, 2015, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by any direct or indirect parent of the Company to the extent the net cash proceeds of such Equity Offering by such direct or indirect parent of the Company are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 109.750%, plus accrued and unpaid interest on the Notes redeemed to but not including the redemption date; provided, however, that (i) at least 65% of the original aggregate principal amount of the Notes (not including any issuance of Additional Notes) remains outstanding after each such redemption; and (ii) any such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated and otherwise in accordance with the procedures set forth in the Indenture.

(c) At any time prior to March 15, 2016, upon not less than 30 nor more than 60 days’ notice, at the option of the Company, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, to but not including, the date fixed for redemption, subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date that occurs on or prior to the date fixed for redemption.

6. Mandatory Redemption

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption

Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his, her or its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. On or after the redemption date, unless the Company defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions thereof called for redemption.

8. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each Holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (subject to the rights of the Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Company will be required to offer to purchase Notes and other Priority Lien Debt (if any) upon the occurrence of certain events related to sales of Company assets. If such an event occurs, the offer price for the Notes and any other Priority Lien Debt in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other Priority Lien Debt repurchased, plus accrued and unpaid interest on the Notes and any other Priority Lien Debt to the date of purchase, as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.07 of the Indenture, the Company will be required to offer to purchase Notes upon the occurrence of a sale of certain Company assets. If such a sale occurs, the offer price for the Notes in any Specified Asset Sale Offer will be equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of Holders of record on the relevant record date to receive interest on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture.

9. Denominations; Transfer; Exchange

The Notes are in registered global form, without interest coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes (i) for a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection or (ii) tendered and not withdrawn in connection with a Change of Control Offer, an Asset Sale Offer or a Specified Asset Sale Offer. Transfer may be restricted as provided in the Indenture.

10. Persons Deemed Owners

The registered Holder of this Note shall be treated as its owner for all purposes.

11. Unclaimed Money

Subject to any applicable escheat or other abandoned property law, the Trustee or Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of, premium (if any) or interest on, any Note that remains unclaimed for two years after such amounts have become due and payable, and, thereafter, Holders entitled to the money must look to the Company for payment as a general creditor, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

12. Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if, among other things, the Company deposits with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or premium (if any) and interest on, the outstanding Notes.

13. Amendment, Supplement and Waiver

(a) Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the related Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any past default or non-compliance with, or requirement for future compliance with, any provision of the Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) Without the consent of any Holder of a Note, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, in either case, as permitted in the Indenture, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect, in any material respect, the legal rights under the Indenture of any such Holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, if applicable, to comply with Section 4.11 of the Indenture, to conform the text of the Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the section of the Offering Memorandum entitled “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees or the Security Documents, to evidence and provide for the acceptance of appointment by a successor Trustee (provided that the successor Trustee is otherwise qualified and eligible to act as such under the Indenture or to provide for a successor or replacement Collateral Trustee under the Security Documents), to provide for the issuance of Additional Notes in accordance with the Indenture, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents, to grant or perfect any Lien for the benefit of the Holders of the Notes, to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture or to otherwise amend any Security Document with respect to the ABL Collateral in a manner consistent with any corresponding amendment to the Security Documents governing the ABL Collateral so long as such amendment does not result in a release of Collateral not otherwise permitted by the Security Documents or the Indenture or as provided in the Collateral Trust Agreement. Any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens of the Indenture and the Security Documents will require the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding (but only to the extent any such consent is required under the Collateral Trust Agreement).

14. Defaults and Remedies

In the case of an Event of Default arising from events of bankruptcy or insolvency specified in Section 6.01(g) or Section 6.01(h) of the Indenture with respect to the Company, or a Restricted Subsidiary that is a Significant Subsidiary, the principal of, premium, if any, and interest on all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default; provided, however, that a Default under Section 6.01(d) or Section 6.01(e) of the Indenture shall not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the Default and the Company does not cure such Default within the time specified in Section 6.01(d) or Section 6.01(e) or otherwise after receipt of such notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes. Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest, on, premium, if any, on, or the principal of, the Notes; provided, the Notes are not then due and payable by reason of a Declaration. The Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration due to a Declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

15. Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Company or its Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

No past, present or future director, officer, employee, manager, incorporator or holder of any Equity Interests in the Company or of any Guarantor or any direct or indirect parent corporation of the Company, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release under Section 16 are part of the consideration for issuance of the Notes and the Note Guarantees.

17. Authentication

This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. GOVERNING LAW

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD HAVE THE EFFECT OF APPLYING THE LAWS OF ANY OTHER JURISDICTION.

20. CUSIP Numbers; ISINs

The Company has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21. Guarantee

The Company’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

22. Copies of Documents

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s sec. sec. or tax I.D. no.)

(Insert assignee’s address and zip code)

and irrevocably appoint                                                     as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature

Guarantee Medallion Program (or other

signature guarantor acceptable to the Trustee).

[To be inserted for Rule 144A Global Note]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Notes Custodian

[To be inserted for Regulation S Global Note]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S GLOBAL NOTE

The following exchanges of a part of this Regulation S Global Note for an interest in another Global Note or of other Restricted Global Notes for an interest in this Regulation S Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) Section 4.07 (Specified Asset Sale) or Section 4.09 (Change of Control) of the Indenture, check the box:

Asset Sale	☐	Specified Asset Sale	☐	Change of Control	☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.06 (Asset Sale) Section 4.07 (Specified Asset Sale) or Section 4.09 (Change of Control) of the Indenture, state the amount ($2,000 or an integral multiple of $1,000 in excess of $2,000):

$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note) Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE, dated as of                 , among                     (the “Guaranteeing Subsidiary”), a subsidiary of Office Depot, Inc., a Delaware corporation (or its permitted successor) (the “Company”), the Company, the Guarantors listed on the signature pages hereto and U.S. Bank National Association (or its permitted successor), a nationally chartered banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as March 14, 2012 providing for the issuance of the Company’s 9.75% senior secured notes due 2019 (the “Notes”);

WHEREAS, Section 4.11 of the Indenture provides that under certain circumstances the Company is required to cause the Guaranteeing Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall, subject to Article Twelve of the Indenture, jointly and severally with all of the other Guarantors, fully and unconditionally guarantee all the Company’s obligations under the Notes pursuant to a Note Guarantee on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company and the Trustee mutually covenant and agree as follows for the equal and ratable benefit of the Holders of the Notes:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article Twelve of the Indenture and to be bound by all other applicable provisions of the Indenture.

3. Notices. All notices or other communications to the Guaranteeing Subsidiary shall be given as provided in Section 13.01 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD HAVE THE EFFECT OF APPLYING THE LAWS OF ANY OTHER JURISDICTION.

B-1

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

9. Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

10. No Recourse Against Others. No past, present or future director, officer, employee, manager, incorporator or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Guaranteeing Subsidiary under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees, or Security Documents for any claim based on, in respect of, or by reason of, such obligations or their creation. The waiver and release under this Section 10 are part of the consideration for the Note Guarantees.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

OFFICE DEPOT, INC.

By:
Name:
Title:

GUARANTORS:
[NAMES OF EXISTING GUARANTORS]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:
Name:
Title:

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EXHIBIT C

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in and subject to the provisions in the Indenture, dated as of March 14, 2012 (the “Indenture”), among Office Depot, Inc., a Delaware corporation (the “Company”), the Guarantors and U.S. Bank National Association, a nationally chartered banking association, as trustee (the “Trustee”), (a) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, or premium (if any), interest on, the Notes and all other monetary obligations of the Company under the Indenture (including interest on the overdue principal of, premium (if any), interest on, the Notes, if lawful (subject in all cases to any applicable grace period provided in the Indenture)) and the Notes and (b) the full and punctual performance within applicable grace periods of all other monetary obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under Article Twelve of the Indenture notwithstanding any extension or renewal of any Guaranteed Obligation. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article Twelve of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee as attorney-in-fact of such Holder for such purpose.

[SIGNATURE PAGE FOLLOWS]

C-1

IN WITNESS HEREOF, each Guarantor has caused this Notation of Guarantee to be signed manually or by facsimile by its duly authorized officer.

[NAME OF GUARANTOR]

C-2

EXHIBIT D

FORM OF CERTIFICATE OF TRANSFER

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33495

Attention: [Chief Financial Officer]

U.S. Bank National Association

Two Midtown Plaza

1349 W. Peachtree Street, Suite 1050

Atlanta, GA 30309

Facsimile: (404) 898-2467

Attention: Global Corporate Trust Services

Re: 9.75% Senior Secured Notes due 2019

Reference is hereby made to the Indenture, dated as of March 14, 2012 (the “Indenture”), among Office Depot, Inc., a Delaware corporation (the “Company”), the Guarantors and U.S. Bank National Association, a nationally chartered banking association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                              (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                             (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐ 1. Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”)under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

☐ 2. Check if Transferee will take delivery of a beneficial interest in a Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Regulation S Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

☐ 3. Transferee will take delivery of a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144, Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that such Transfer is being effected to the Company or a Subsidiary thereof.

4. Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

☐ (a) Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend or the Regulation S Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐ (b) Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and, in the case of a transfer from a Restricted Global Note or a Restricted Definitive Note, the Transferor hereby further certifies that (a) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (b) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (c) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (d) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person, and (ii) the restrictions on transfer contained in the Indenture, the Restricted Notes Legend or the Regulation S Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Regulation S Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

☐ (c) Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes or Regulation S Legend are not required in order to maintain compliance with the

Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Restricted Notes Legend or Regulation S Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Dated:

[Insert Name of Transferor]

By:
Name:
Title:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

☐ (a)	a beneficial interest in the:

(i)	144A Global Note (CUSIP: [ ]); or

(ii)	Regulation S Global Note (CUSIP: [ ]); or

☐ (b) a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

☐ (a)	a beneficial interest in the:

(i)	144A Global Note (CUSIP: [ ]); or

(ii)	Regulation S Global Note (CUSIP: [ ]); or

☐ (b)	a Restricted Definitive Note; or

in accordance with the terms of the Indenture.

EXHIBIT E

FORM OF CERTIFICATE OF EXCHANGE

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33495

Attention: Chief Financial Officer

U.S. Bank National Association

Two Midtown Plaza

1349 W. Peachtree Street, Suite 1050

Atlanta, GA 30309

Facsimile: (404) 898-2467

Attention: Global Corporate Trust Services

Re: 9.75% Senior Secured Notes due 2019

Reference is hereby made to the Indenture, dated as of March 14, 2012 (the “Indenture”), among Office Depot, Inc., a Delaware corporation (the “Company”), the Guarantors and U.S. Bank National Association, a nationally chartered banking association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

[CHECK ALL THAT APPLY]

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

☐ (a) Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend or Regulation S Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (b) Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend or Regulation S Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

E-1

☐ (c) Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend or the Regulation S Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

☐ (d) Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend or the Regulation S Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

☐ (a) Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Restricted Notes Legend or Regulation S Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

☐ (b) Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]

☐ 144A Global Note,

☐ Regulation S Global Note,

with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Restricted Notes Legend or the Regulation S Legend, as applicable, printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

E-2

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Dated:

[Insert Name of Transferor]

By:
Name:
Title:

E-3